UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Louisiana-Pacific Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOUISIANA-PACIFIC CORPORATION	Proxy Statement and
414 Union Street, Suite 2000	Notice to Stockholders of
Nashville, Tennessee 37219	Annual Meeting
(615) 986-5600	May 3, 2007

March 23, 2007

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Thursday, May 3, 2007, at 1:00 p.m. at The Hermitage Hotel, 231 Sixth Avenue North, Nashville, Tennessee. We look forward to personally greeting those stockholders able to be present.

At this year’s meeting, you will be asked to vote on the election of three directors and ratification of the selection of LP’s outside independent auditor. Your Board of Directors unanimously recommends a vote for each of these proposals. Action will also be taken on any other matters that are properly presented at the meeting.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy at your earliest convenience.

The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Richard W. Frost

Chief Executive Officer

LP is a trademark of Louisiana-Pacific Corporation.

LOUISIANA-PACIFIC CORPORATION
414 Union Street, Suite 2000
Nashville, Tennessee 37219
(615) 986-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 3, 2007

The 2007 Annual Meeting of Stockholders of Louisiana-Pacific Corporation (“LP”) will be held at The Hermitage Hotel, 231 Sixth Avenue North, Nashville, Tennessee, on Thursday, May 3, 2007, at 1:00 p.m. local time, to consider and vote upon the following matters:

1.                Election of three Class I directors.

2.                Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2007.

Only stockholders of record at the close of business on March 6, 2007, are entitled to notice of and to vote at the meeting.

In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of LP’s Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours, at LP’s headquarters located at 414 Union Street, Suite 2000, Nashville, Tennessee 37219, for the ten days preceding the meeting, by any LP stockholder for any purpose germane to the meeting.

Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, the Admission Ticket attached to the proxy card will admit you to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you wish to attend the meeting, you may obtain an Admission Ticket by presenting proof of share ownership, such as a bank or brokerage account statement, at the meeting entrance.

ANTON C. KIRCHHOF
Secretary

Nashville, Tennessee

March 23, 2007

Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it promptly in order that your stock may be voted in accordance with the terms of the proxy statement. If you attend the meeting, you may withdraw your proxy and vote in person.

TABLE OF CONTENTS

On written request, LP will provide, without charge, a copy of its Form 10-K Annual Report for 2006 filed with the Securities and Exchange Commission (including the financial statements and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of LP’s Common Stock on March 6, 2007, the record date for the 2007 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in late March 2007. Requests should be sent to:  Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee  37219.

i

PROXY STATEMENT

Louisiana-Pacific Corporation, a Delaware corporation (“LP”), is soliciting proxies on behalf of its Board of Directors to be voted at the 2007 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are first being sent to stockholders on approximately March 23, 2007.

VOTING PROCEDURE

A proxy card is enclosed for your use. To vote by proxy, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States.

You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors for Items 1 and 2 listed in the Notice of Annual Meeting of Stockholders.

If you return a proxy card, you may revoke it (1) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of LP at any time before the meeting, or (2) by voting in person at the annual meeting.

If shares are held for your account in the Automatic Dividend Reinvestment Plan administered by Computershare Trust Company, N.A., all your shares held in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account in the plan will not be voted.

Only stockholders of record at the close of business on March 6, 2007, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 104,336,444 shares of common stock, $1 par value (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading “Holders of Common Stock” below.

The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to LP except (a) in the case of communications intended for management, (b) in the event of certain contested matters, or (c) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

ITEM 1—ELECTION OF DIRECTORS

Nominees

The three nominees listed below for the Class I director positions to be voted on at the meeting are currently members of the Board of Directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2010. In light of John C. Kerr’s decision not to stand for reelection, the Board of Directors has adopted resolutions decreasing the number of Class I directors from four to three and amending LP’s Bylaws to decrease the total number of directors from ten to nine, in each case effective May 3, 2007.

The Board of Directors has determined that each of the nominees named below has no material relationship with LP, either directly or as a partner, shareholder, officer or director of an organization that has a relationship with LP, and are not disqualified from being independent under the listing standards adopted by the New York Stock Exchange (the “NYSE”) and approved by the Securities and Exchange Commission (the “SEC”).

Lizanne C. Gottung	Nominee for Term Expiring 2010

Lizanne C. Gottung, age 50, became a director of LP on November 3, 2006. Ms. Gottung has been Senior Vice President of Human Resources of Kimberly-Clark Corporation since 2002. She has held a variety of human resources, manufacturing and operational roles of increasing responsibility with Kimberly-Clark over the past 25 years, including Vice President of Human Resources from 2001 to 2002.

Dustan E. McCoy	Nominee for Term Expiring 2010

Dustan E. McCoy, age 57, became a director of LP in 2002. Mr. McCoy has been Chairman and Chief Executive Officer and a director of Brunswick Corporation, a recreation products company headquartered in Lake Forest, Illinois, since December 2005. He joined Brunswick Corporation in September 1999 as its Vice President, General Counsel and Corporate Secretary and became President of its Brunswick Boat Group in 2000, which position he held until December 2005. He was previously Executive Vice President of Witco Corporation, a global specialty chemicals company headquartered in Greenwich, Connecticut, from January to September 1999 and was Witco’s Senior Vice President, General Counsel and Corporate Secretary from July 1996 until December 1998. Mr. McCoy is also a director of Phelps Dodge Corporation.

Colin D. Watson	Nominee for Term Expiring 2010

Colin D. Watson, age 65, became a director of LP in 2000. Mr. Watson was President and Chief Executive Officer of Vector Aerospace Corporation, a company providing aviation overhaul and repair services with executive offices in Toronto, Ontario, Canada, from November 2003 through December 2004. Previously, he was Vice Chairman of the Board of Spar Aerospace Limited, an aviation services company with headquarters in Toronto, Ontario, Canada, from December 1999 until his retirement from the Spar Aerospace board in January 2002. He also served as Chief Executive Officer of Spar Aerospace from December 1999 to December 2000, and President and Chief Executive Officer from 1996 to November 1999. From 1979 to 1996, Mr. Watson was President and Chief Executive Officer of Rogers Cable TV, Ltd. Mr. Watson is also a director of Rogers Communications Inc., a diversified Canadian communications and media company, and Rhapsody Acquisition Corp., a blank check company formed for the purpose of effecting a business combination with an operating business to be identified.

Your shares represented by a properly completed and returned proxy card will be voted FOR the election of the three nominees named above unless authority to vote is withheld.   If any nominee becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors.

The three nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder fails to return a proxy, because the broker holding the shares expressly does not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee.

Continuing Directors

The current members of the Board of Directors whose terms of office will continue beyond the 2007 Annual Meeting of Stockholders are listed below. The Board of Directors has determined that each continuing director named below, other than Richard W. Frost, has no material relationship with LP either directly or as a partner, shareholder, officer or director of an organization that has a relationship with LP, and is not disqualified from being independent under the NYSE’s listing standards.

In making this determination, the Board of Directors considered a transaction between LP and an affiliate of Integrated Environmental Technologies LLC, of which E. Gary Cook is chairman, and concluded that it is not material to his service as a director. The transaction involved the 2005 sale of real property owned by LP near Red Bluff, California, in exchange for a $45,000 cash payment and an agreement to deliver a total of $750,000 in utility savings costs over a five-year period from power generated by a medical waste treatment facility proposed to be built and operated on the site. The Board of Directors also considered the purchases of goods and services by LP from Union Pacific Corporation, of which Archie W. Dunham is a director. The Board of Directors determined that purchases of transportation and related services from Union Pacific Corporation represented ordinary, arm’s length, commercial transactions required in LP’s business operations. Finally, the Board of Directors considered transactions between LP and IKON Office Solutions, Inc., of which Kurt M. Landgraf is a director, and concluded that those transactions were not material to his service as a director. The transactions included purchases of supplies by LP, leases of office equipment by LP, and outsourcing by LP of administrative office services.

E. Gary Cook	Current Term Expires 2008

E. Gary Cook, age 62, became a director of LP in 2000 and was appointed Chairman of the Board of Directors on November 1, 2004. Mr. Cook was Chairman, President and Chief Executive Officer of Witco Corporation, a global specialty chemicals company, until his retirement in 1999. Until 1996, he was President, Chief Operating Officer, and a director of Albemarle Corporation, a global specialty chemicals company spun off from Ethyl Corporation in 1994, where Mr. Cook had been a Senior Vice President and director since 1992. Mr. Cook is also a director of Trimeris Corporation, a biopharmaceutical company.

Archie W. Dunham	Current Term Expires 2009

Archie W. Dunham, age 68, became a director of LP in 1996. Until September 30, 2004, he was Chairman of the Board and a director of ConocoPhillips, an international, integrated energy company. He served in various senior executive positions with Conoco Inc., including most recently as Chairman, President and Chief Executive Officer, for more than five years prior to its merger with Phillips Petroleum Company in 2002. Mr. Dunham is currently a director of Union Pacific Corporation, Phelps Dodge Corporation, and Pride International, Inc.

Daniel K. Frierson	Current Term Expires 2009

Daniel K. Frierson, age 65, became a director of LP in 2003. Mr. Frierson has been Chairman and Chief Executive Officer of The Dixie Group, Inc., a manufacturer and distributor of high-end carpet and rugs headquartered in Chattanooga, Tennessee, for more than 15 years. He is also a director of Astec Industries, Inc.

Richard W. Frost	Current Term Expires 2009

Richard W. Frost, age 55, has been a director and Chief Executive Officer of LP since November 1, 2004. He previously was LP’s Executive Vice President, Commodity Products, Procurement and Engineering since March 2003, Executive Vice President, OSB, Procurement and Engineering from May 2002 through February 2003, and Vice President, Timberlands and Procurement from 1996 to April 2002.

Paul W. Hansen	Current Term Expires 2008

Paul W. Hansen, age 55, became a director of LP in 1999. Mr. Hansen has been Executive Director of the Izaak Walton League of America (the “IWLA”), a nationally-recognized conservation organization, since February 1995. Mr. Hansen began his employment with the IWLA in 1984. He is also a director of several nonprofit organizations, including the National Conservation Leadership Institute, the Natural Resources Council of America, and the Keystone Institute.

Kurt M. Landgraf	Current Term Expires 2008

Kurt M. Landgraf, age 60, became a director of LP in 2005. Mr. Landgraf has been President and Chief Executive Officer of Educational Testing Service, a private, nonprofit educational testing and measurement organization based in Princeton, New Jersey, since August 2000. Prior to that, he was Executive Vice President and Chief Operating Officer of E.I. du Pont de Nemours and Company (“du Pont”), a science and technology company based in Wilmington, Delaware. Mr. Landgraf is also a director of IKON Office Solutions, Inc., a provider of integrated document management systems and solutions.

Retiring Director

The following individual will cease to be a director immediately following the close of the 2007 Annual Meeting:

John C. Kerr	Retiring Effective May 3, 2007

John C. Kerr, age 62, became a director of LP in 2005. Mr. Kerr is Chairman of Lignum Investments Ltd., a privately-held investment company, and Managing Partner of Lignum Forest Products LLP, a forest products wholesaler and distributor. Mr. Kerr was Chairman and Chief Executive Officer of Lignum Ltd., a privately-held forest products company in British Columbia, Canada, which he headed for 35 years until its acquisition by Riverside Forest Products Ltd. (“Riverside”) in March 2004. He was Vice Chairman of Riverside from March 2004 until Riverside was acquired by a privately-held forest products company in October 2004. Mr. Kerr is also a director of the Bank of Nova Scotia.

Following its review of sales of forest products to LP by Lignum Forest Products LLP, of which Mr. Kerr is Managing Partner, and the commercial banking and investment management services provided by the Bank of Nova Scotia, of which Mr. Kerr is a director, the Board of Directors concluded that they were made in the ordinary course of business and do not affect his independence as a director of LP.

Corporate Governance

Strong corporate leadership of the highest ethics and integrity has long been a major focus of LP’s Board of Directors and management. In recent years, the Board and senior management have devoted significant time and attention to corporate governance issues, including updating LP’s corporate governance principles and committee charters. The key tenets of LP’s corporate governance principles include the following:

•       A majority of the directors and all members of the Finance and Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. To be considered independent under the corporate governance principles, a director must meet applicable NYSE and SEC standards and additional requirements. The additional requirements are that the director:  (1) is free of any relationship that may interfere with the exercise of his or her independent judgment as a director, and (2) has not been an officer or employee of LP (including its subsidiaries or affiliates) at any time in the past five years. The Board has determined that all current directors other than Mr. Frost are independent under these standards. The only Board committees on which Mr. Frost serves are the Executive Committee and the Environmental and Compliance Committee. LP’s independence standards are available on its website together with the rest of the corporate governance standards, as summarized below.

•       The outside (non-management) directors meet in executive session without management present at the time of each quarterly Board meeting. At such time as any of the outside directors is not also independent, at least one executive session each calendar year will include only the independent directors. Executive sessions are presided over by an outside director designated from time to time by a majority of independent directors. The Chairman of the Board has been designated to preside as long as he continues to be an independent director.

•       Following any material change in employment or business association, a director must tender his or her resignation for consideration by the Board, which may choose not to accept it.

•       Directors must retire as of the date of the next annual meeting of stockholders after attaining age 70.

•       Directors will be provided with orientation and continuing education opportunities relating to performance of their duties as directors. A majority of the members of the Board have participated in a director education program endorsed by Institutional Shareholder Services.

•       The composition, structure, purpose, responsibilities and duties of each of the standing Board committees other than the Executive Committee are set forth in written charters approved from time to time by the Board.

•       The Board and Board committees have authority to engage outside advisors who are independent of management to provide expert advice to the directors.

•       The Nominating and Corporate Governance Committee oversees annual evaluations of the effectiveness of the Board and operations of Board committees, and communicates the results of these evaluations to the full Board.

•       LP has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees and a separate Code of Ethics for Senior Financial Officers, including the Chief Executive Officer, which relates to conflicts of interest and full, fair and accurate financial reporting. The Code of Business Conduct and Ethics addresses, among other matters, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, legal and regulatory compliance, and reporting of illegal or unethical behavior.

Waivers of either code with respect to directors and executive officers may be made only by the Board or a Board committee to which this responsibility is delegated, and will be promptly disclosed to LP’s stockholders by posting on LP’s website at www.lpcorp.com.

•       LP’s Chief Executive Officer is responsible for maintaining a succession planning process with respect to top management positions and to report to the Board annually regarding specific assessments and recommendations.

•       The Board has adopted stock ownership guidelines for both outside directors and executive officers. The guidelines specify target amounts of share ownership by certain compliance dates. For outside directors, the target amount is a number of shares equal in value to five times the regular annual retainer for directors and, for directors elected prior to 2006, the initial compliance date is the date of LP’s first regular board meeting in 2011. Directors who are first elected in 2006 or later will have at least five years to comply. The requirements under the guidelines for executive officers are discussed under the heading “Executive Compensation—Discussion and Analysis of LP’s Executive Compensation Program—Executive Stock Ownership Guidelines” on page 22.

Current copies of LP’s corporate governance principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on LP’s website at www.lpcorp.com by clicking on “About LP,” then “Investor Relations,” then “Corporate Governance.”  Any amendments to LP’s Code of Ethics for Senior Financial Officers will also be posted at www.lpcorp.com. Copies of any of these documents may also be obtained free of charge by writing to Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219.

Board and Committee Meetings

The Board of Directors held four regular quarterly meetings and one additional meeting in 2006. During 2006, each director attended at least 75% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he or she served during his or her tenure on the Board or such committee, except John C. Kerr. LP does not have a policy regarding attendance by directors at the annual meeting of stockholders. In 2006, six of nine directors attended the annual meeting.

The Board’s committees and membership on each committee as of March 23, 2007, are set forth in the table below. Except as otherwise noted, each committee member also served as shown in the table throughout 2006. Each committee shown below, other than the Executive Committee, has a written charter delineating its membership, duties and functions. Copies of the charters are available on LP’s website as described above under “Corporate Governance” and may also be obtained by writing to the address listed above.

Name of Director	Finance and Audit		Compensation		Nominating and Corporate Governance		Environmental and Compliance		Executive
E. Gary Cook	X				X	*			X	*
Archie W. Dunham	X	*	X						X
Daniel K. Frierson					X		X
Richard W. Frost							X		X
Lizanne C. Gottung			X	(1)			X	(1)
Paul W. Hansen					X		X
John C. Kerr					X		X
Kurt M. Landgraf	X			(2)	X	(1)
Dustan E. McCoy			X				X	*
Colin D. Watson	X		X	*

X = Committee member; * = Chairman

(1)          Beginning February 2, 2007.

(2)          Mr. Landgraf was a member of the Compensation Committee from August 2005 through February 1, 2007.

Finance and Audit Committee

The Finance and Audit Committee (the “Audit Committee”) held ten meetings during 2006. In order to effectively perform its oversight responsibilities and duties, the Audit Committee holds separate sessions from time to time with LP’s management, internal auditors, and outside auditor.

The Audit Committee has sole authority and responsibility to select (subject to stockholder ratification as described below under “Item 2—Ratification of Selection of Independent Auditor”), retain, oversee, and replace LP’s independent auditor and to approve their compensation. The Audit Committee is responsible for pre-approving all audit services and legally-permitted non-audit services. The Audit Committee reviews the annual audit plan of the independent auditor and performs an annual evaluation of the auditor’s qualifications, performance and independence. The Audit Committee also reviews reports by the auditor regarding discussions with management relating to critical accounting policies, alternative treatments of financial information under generally accepted accounting principles, and other significant accounting issues, the results of the audits and the quarterly and annual financial statements, the opinion to be rendered by the auditor in connection with LP’s audited financial statements, and its attestation and report on management’s internal control report. The Audit Committee meets with the auditor to discuss any audit problems or difficulties and management’s responses. The Audit Committee is responsible for reviewing and discussing with the auditor all matters that are required to be reviewed and discussed with the auditor under applicable legal, regulatory and corporate governance rules.

The Audit Committee also oversees LP’s internal audit function and internal control systems, including reviewing LP’s internal audit plans, the scope, coverage and objectivity of the internal audits performed, the adequacy and effectiveness of LP’s internal legal compliance programs, disclosure controls and procedures and internal controls over financial reporting, and its guidelines, policies and programs with respect to risk assessment and risk management.

With respect to financial and financial reporting matters, the Audit Committee makes recommendations as appropriate to the Board of Directors regarding capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, external financing, complex financial transactions, and investment and debt policies. The Audit Committee also reviews and discusses with management the status and potential financial implications of significant legal and tax matters, major issues regarding accounting principles, significant financial reporting issues, the effect of regulatory and accounting initiatives and off-balance sheet structures on LP’s financial statements, the financial results to be included in LP’s reports filed with the SEC, and LP’s earnings press releases and other information provided to the public.

The Audit Committee is also responsible for reviewing transactions between LP and certain related persons as described under the heading “Related Person Transactions” on page 42.

Audit Committee Financial Experts

The Board of Directors has determined that each member of the Audit Committee, Messrs. Cook, Dunham, Landgraf, and Watson, is financially literate, as that term is used in the NYSE’s listing standards, and an “audit committee financial expert,” as defined in the SEC’s rules and regulations. The Board of Directors has also determined that each member of the Audit Committee meets the independence requirements for audit committee membership mandated by the Sarbanes-Oxley Act of 2002 and incorporated into the NYSE’s listing standards.

Compensation Committee

The Compensation Committee exercises the authority of the Board of Directors with respect to the compensation of LP’s executive officers, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, deferred compensation, retirement benefits, and severance pay and benefits. It is responsible for administering LP’s 1997 Incentive Stock Award Plan (the “Stock Award Plan”), as well as its Annual Cash Incentive Award Plan (the “Cash Incentive Plan”) with respect to awards to LP’s executive officers. In addition, the Compensation Committee administers LP’s other compensation and benefit plans covering officers and employees to the extent authorized under the terms of the plan or by action of the Board of Directors, including the participation in each plan by LP’s executive officers. It is also responsible for making recommendations to the Board of Directors as to existing and proposed compensation and benefit plans. The Compensation Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter and various regulatory requirements. The Compensation Committee held seven meetings during 2006.

In order to ensure compliance with special rules affecting the deductibility of executive compensation under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the short-swing profit liability provisions of the federal securities laws, certain compensation decisions with respect to LP’s executive officers are made by a special subcommittee of the Compensation Committee. Presently, each member of the Compensation Committee is also a member of the subcommittee. The subcommittee is responsible for decisions relating to (1) performance goals associated with performance-based compensation, including under the Cash Incentive Plan, and (2) criteria for the granting of stock options and other stock-based awards under the Stock Award Plan. The subcommittee must always have at least two members.

Under its charter, the Compensation Committee has the authority in its sole discretion to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. The Compensation Committee also has sole authority to terminate its consultants and to approve the fees and other terms of their engagement.

From 2003 through February 1, 2006, KPMG LLP served as the Compensation Committee’s outside compensation consultant. In late 2005, having been advised that KPMG LLP would be discontinuing its compensation-related advisory services in early 2006, the Compensation Committee began the process of selecting a new outside compensation consultant. This process included the review of proposals from six candidates, as well as interviews with the finalists by the Chairman of the committee, Colin D. Watson, and a member of LP’s human resources staff. Based on the responses and interviews, Mr. Watson recommended and the Compensation Committee approved the retention of the firm of Frederic W. Cook & Co., Inc. (“Frederic Cook”) as the committee’s compensation consultant.

Following extensive discussion of the benefits and disadvantages of permitting LP to also seek advice from Frederic Cook, the Compensation Committee concluded that the additional costs and inefficiencies of retaining two consultants outweighed the benefits of having separate advisors, as long as adequate steps were taken to ensure the independence of the committee’s consultant. Accordingly, the Compensation Committee approved a list of measures intended to ensure Frederic Cook’s independence, including that the consultant will report to the committee and have unrestricted access to the Chairman, the consultant will attend executive sessions with the committee, any services requested of the consultant by management are subject to prior approval by the Chairman, and the Chairman will receive a copy of all invoices sent to LP by the consultant. The Compensation Committee also specifically authorized Frederic Cook to provide advice to LP’s management regarding the design of the Cash Incentive Plan and Stock Award Plan.

Beginning with the Compensation Committee’s February 27, 2006, meeting, a managing director of Frederic Cook participated in each of the committee’s meetings held during 2006, including executive sessions held during three of the meetings. Frederic Cook advised the Compensation Committee regarding individual performance objectives for target awards granted in 2006 and 2007 to certain executive officers under the Cash Incentive Plan, the composition of the peer group and benchmarks for purposes of analyzing LP’s competitive position with respect to executive compensation, market survey data supporting compensation packages for two executive officer positions filled during 2006, and the effect of new rules approved by the SEC on LP’s disclosures regarding the committee and executive compensation in LP’s proxy statements.

Members of LP’s management, including its Chief Financial Officer, Vice President, Human Resources, and Corporate Secretary, generally attend each Compensation Committee meeting. However, no LP officers or employees attend the executive sessions held by the committee in conjunction with each of its regular quarterly meetings, and LP executive officers are excused during committee discussions and determinations regarding their individual compensation.

In connection with its review and approval of various elements of LP’s executive compensation program, the Compensation Committee reviews and analyzes appropriate information prepared by the committee’s outside consultant and LP’s management, including compensation benchmark surveys for the peer group of companies selected by the committee in consultation with Frederic Cook, quarterly reports provided by management regarding stock transactions and ownership levels of LP’s executive officers, descriptions of perquisites provided to executive officers, and profiles for each executive officer showing a breakdown of each component of executive compensation and total amounts paid or accrued by LP.

LP’s management made recommendations to the Compensation Committee concerning various elements of LP’s compensation program during 2006. Such recommendations related to base salary levels for LP’s executive officers and target bonus amounts under the Cash Incentive Plan, the allocation between corporate performance goals and individual performance goals for the target bonuses, identification and calculation of the corporate performance goal, and establishment and evaluation of success in attaining the individual performance goals for each executive officer. Management also made recommendations regarding the number of shares underlying proposed grants of restricted stock and stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan, related performance adjusters, and assumptions relating to their valuation. Finally, the Compensation Committee received and reviewed recommendations regarding the compensation packages for two executive officers hired or promoted during 2006.

The Compensation Committee delegated to each of LP’s officers with a title of Vice President or above the authority to approve grants during 2006 of SSARs under the Stock Award Plan to newly-hired or promoted employees who were not executive officers of LP. Such awards were limited to not more than 15,000 SSARs per individual employee and up to 300,000 SSARs in total. The Compensation Committee has renewed this delegation of authority for 2007.

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for making recommendations to the Board regarding all elements of compensation paid to LP’s outside directors. See “Nominating and Corporate Governance Committee” below.

Environmental and Compliance Committee

The Environmental and Compliance Committee, which met four times during 2006, is responsible for reviewing the effectiveness of LP’s environmental management systems and compliance programs, product quality management systems, other legal compliance programs, and compliance audit work performed by LP’s internal audit group.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors qualifications for membership on the Board, including standards of independence for outside directors. The Nominating Committee also considers and makes recommendations to the Board regarding the size and composition of the Board of Directors and Board committees, the selection of candidates for director, and the compensation of directors, including annual retainers, meeting fees, deferred compensation, stock grants and options, and pension or retirement plans. It develops and recommends for consideration by the Board principles, guidelines, and procedures for other matters of corporate governance that may arise. The Nominating Committee periodically reviews LP’s Code of Business Conduct and Ethics, which covers directors, officers and employees and addresses conflicts of interest, reporting of illegal or unethical behavior and related issues, and makes any recommendations to the Board for changes as it deems appropriate. It also oversees annual evaluations of the effectiveness of the Board of Directors, of the operations of Board committees (including itself), and of the contributions of individual directors, and makes recommendations to the Board regarding the process under which the outside directors annually evaluate the performance of LP’s chief executive officer and senior management. The Nominating Committee met five times during 2006.

LP’s equity-based plans for directors provide for automatic annual grants of stock options and restricted stock to its outside directors. No changes in other forms of compensation for outside directors, including annual retainers or meeting fees, were made during 2006. See “Director Compensation for 2006” below. The Nominating Committee also requested advice from Frederic Cook, the independent compensation consultant retained by the Compensation Committee, regarding the types and amount of compensation provided to LP’s outside directors. Based on the information provided by Frederic Cook at the Nominating Committee’s meeting held in November 2006, the committee decided not to recommend any changes in LP’s compensation program for outside directors for 2007 at that time.

Consideration of Director Nominees

The Nominating Committee, with input from the full Board, determines the desired skills, qualifications, and attributes of potential director candidates for each particular vacancy required to be filled. LP’s corporate governance principles approved by the Nominating Committee and adopted by the Board provide that directors must be persons of integrity, with significant accomplishments and recognized business stature, who will bring a diversity of perspectives to the Board. They must also be able to commit the necessary time to prepare for and attend all regularly scheduled meetings of the Board and committees on which they serve, except where there are unavoidable business or personal conflicts. One or more directors should have significant experience in the types of industry and business in which LP operates. The Nominating Committee uses the results of annual evaluations of the Board and Board committees in evaluating the skills and attributes desired in new director candidates. When a director states his or her intention to retire from the Board, the Nominating Committee also considers whether similar skills and qualifications should be sought in a replacement candidate. The Nominating Committee believes it to be desirable for all new outside directors (as is true of all current outside directors) to qualify as independent under the NYSE’s listing standards. Experience in some capacity with publicly traded companies is also a desirable attribute. Additionally, the corporate governance principles recognize that LP’s chief executive officer will normally be a director and that other senior officers may be elected to the Board in appropriate circumstances as long as a majority of directors are independent as determined by the Board of Directors in accordance with the NYSE’s listing standards.

The Nominating Committee is authorized by its charter to retain a third-party search firm to assist in identifying director candidates. Ideally, each individual proposed as a director candidate will be known by at least one existing director who can assist in evaluating the candidate’s reputation for integrity and ethical conduct in business dealings. Lizanne C. Gottung, who was elected as a director by the Board in November 2006, was among the candidates recommended for consideration by the third-party search firm retained by the Nominating Committee, Crist Associates.

In the event of a vacancy, each current director is asked to submit potential director candidates based on the applicable criteria. Once potential candidates are identified, the Nominating Committee designates one or more directors to screen each potential candidate for further consideration based on the relevant criteria. Following that screening process, the Nominating Committee (or a subcommittee) conducts in-person or telephone interviews with candidates warranting further consideration. Following those interviews, the Nominating Committee recommends a candidate to the full Board for election, as well as alternative candidates that the Board may wish to consider.

The Nominating Committee will consider stockholders’ recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to LP at its corporate offices:  Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, to the attention of the Chairman of the Nominating Committee. Stockholder-recommended candidates will be evaluated by the same criteria described above.

Stockholder Nominations for Election as Director

LP’s bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder’s intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the Board and must include the following:

•       the name and address of the stockholder and each proposed nominee,

•       a representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

•       a description of any arrangements or understandings pursuant to which the nominations are to be made,

•       the signed consent of each proposed nominee to serve as a director if elected, and

•       such other information regarding each nominee as would be required to be included in LP’s proxy statement if the person had been nominated by the Board of Directors.

The notice must be delivered at least 45 days prior to the first anniversary of the initial mailing date of LP’s proxy materials for the preceding year’s annual meeting. For the 2008 annual meeting, this notice must be received by LP no later than February 7, 2008.

Communications Between the Board and Stockholders

LP will promptly forward to the Chairman of the Board any letter or other written communication sent to the Board or any individual director or group of directors, as long as the communication is delivered by certified mail or courier service addressed to LP’s Corporate Secretary at its corporate offices:  Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, and contains the name and address of the sender. (If the communication is addressed to an individual director, it will first be sent to that individual for a determination as to whether it relates to a personal matter rather than an LP or an LP Board matter.)  The Chairman of the Board, in his or her sole discretion, will determine how to handle each communication, including forwarding it for consideration by the full Board, the non-management directors or independent directors only, a Board committee, or an individual director.

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has appointed Deloitte & Touche LLP as LP’s outside independent auditor to audit its consolidated financial statements for 2007. Although LP is not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance practice to submit the appointment for ratification by LP’s stockholders. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, may make a statement.

The Board recommends a vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as LP’s principal independent auditor.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has pre-approved all audit services provided by LP’s independent auditor, Deloitte & Touche LLP, in connection with the audit of LP’s financial statements for the years ended December 31, 2005 and 2006. The Audit Committee also pre-approved all audit-related and permissible non-audit services provided by LP’s independent auditor during 2005 and 2006 and concluded that the provision of those services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. Under the policy, pre-approval is generally provided for up to one year. Each pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor must provide a statement that such service is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at its next scheduled meeting. Unless specified otherwise by the Audit Committee, the Chairman of the Audit Committee has been delegated pre-approval authority under the pre-approval policy.

Fees Paid to Principal Independent Auditor

The aggregate fees, including expenses, billed to LP for the years ended December 31, 2005 and 2006 by LP’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were as follows:

	2005	2006
Audit Fees	$1,862,275	$1,945,025
Audit-Related Fees	173,470	197,750
Total Audit and Audit-Related Fees	2,035,745	2,142,775
Tax Fees	124,059	26,305
All Other Fees	1,500	1,500
Total Fees	$2,161,304	$2,170,580

Audit Fees.   Includes fees for audit services involving the audit of LP’s consolidated financial statements, review of interim quarterly statements, attestation of LP’s assertion on internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, any other procedures required to be performed by LP’s independent auditor in order to render its opinion on LP’s consolidated financial statements, and services in connection with statutory audits and financial audits for certain of LP’s subsidiaries.

Audit-Related Fees.   Includes any fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting, or disclosure matters not classified as audit services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities not classified as audit services, financial audits of employee benefit plans, and assistance with internal control reporting requirements. Audit-related fees for 2005 and 2006 primarily include fees for audits of employee benefit plans and review of reports issued in connection with lender and regulatory requirements.

Tax Fees.   Includes any fees for tax services, including tax compliance and planning services. Tax fees for 2005 and 2006 primarily include fees for assistance related to sales and use tax refunds, expatriate employee tax compliance, and for 2005, repatriation of foreign earnings.

All Other Fees.   Represents fees for a license to use a financial accounting technical research database.

OTHER BUSINESS

At the time this proxy statement was printed, management knew of no matters to be presented at the annual meeting other than the items of business listed in the Notice of Annual Meeting of Stockholders. If any matters other than the listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting on such matters in accordance with their judgment.

FINANCE AND AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit Committee and its individual members have met with management and LP’s independent auditor, Deloitte & Touche LLP, to review LP’s accounting functions and the audit process and to review and discuss LP’s audited consolidated financial statements for the year ended December 31, 2006. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards and all other legal, regulatory and corporate governance standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. The Audit Committee has also received from its outside auditor a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the outside auditor any relationships that may adversely affect its objectivity and independence.

Based on its review and discussions with management and LP’s outside auditor, the Audit Committee recommended to the Board of Directors that LP’s audited consolidated financial statements for the year ended December 31, 2006, be included in LP’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Archie W. Dunham, Chairman
E. Gary Cook
Kurt M. Landgraf
Colin D. Watson

HOLDERS OF COMMON STOCK

Five Percent Beneficial Owners

The following table provides information concerning the beneficial ownership of Common Stock by the persons known to LP to beneficially own 5% or more of the outstanding Common Stock:

Name and Address	Common Stock Beneficially Owned		Approximate Percent of Class
Lazard Asset Management LLC	10,686,426	(1)	10.25%
30 Rockefeller Plaza
New York, New York 10112
Barclays Global Investors, N.A.	10,242,938	(2)	9.84%
45 Fremont Street
San Francisco, California 94105
Highland Capital Management, L.P.	6,689,100	(3)	6.42%
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

(1)          The shares shown are based on the Schedule 13G filed by Lazard Asset Management LLC with the SEC on March 7, 2007. The Schedule 13G indicates that Lazard Asset Management LLC has sole voting power over 5,387,775 shares and sole dispositive power over 10,686,426 shares.

(2)          The shares shown are beneficially owned by Barclays Global Investors, N.A., and related entities, including Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited, as reported on Schedule 13G filed with the SEC on January 23, 2007, reporting share ownership as of December 31, 2006. Barclays Global Investors, N.A., reported ownership of 7,309,366 shares, or 7.01% of the outstanding Common Stock, including sole voting power over 6,235,613 shares and sole dispositive power over 7,309,366 shares. The other related entities reported voting and dispositive power over an aggregate of 2,933,572 shares, or 2.83% of the outstanding Common Stock.

(3)          The shares shown are beneficially owned by Highland Capital Management, L.P., and related entities and persons, including Strand Advisors, Inc., James Dondero, Highland Credit Strategies Fund, Highland Multi-Strategy Onshore Master SubFund, L.L.C., Highland Multi-Strategy Master Fund, L.P., and Highland Equity Opportunities Fund, as reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007, reporting share ownership as of December 31, 2006. Each of Highland Capital Management, L.P., Strand Advisors, Inc., and James Dondero reported ownership of 6,689,100 shares, or 6.42% of the outstanding Common Stock, including sole voting and dispositive power over 6,428,033 shares and shared voting and dispositive power over 261,067 shares. The other related entities reported voting and dispositive power over an aggregate of 261,067 shares, or 0.25% of the outstanding Common Stock. The address of the principal business office for each reporting person is the address shown in the table above for Highland Capital Management, L.P.

Directors and Executive Officers

The following table summarizes the beneficial ownership of Common Stock of LP’s directors, nominees for director, and executive officers included in the Summary Compensation Table below:

Name	Common Stock Beneficially Owned As of March 6, 2007(1)(2)	Approximate Percent of Class
E. Gary Cook(4)	53,189	*
Archie W. Dunham(4)	15,536	*
Daniel K. Frierson(4)	19,818	*
Richard W. Frost(5)	393,511	0.38%
Lizanne C. Gottung(4)	1,961	*
Paul W. Hansen(4)	41,953	*
John C. Kerr(4)	2,771	*
Kurt M. Landgraf(4)	5,574	*
Dustan E. McCoy(4)	30,026	*
Richard S. Olszewski(3)(5)	7,847	*
Harold N. Stanton(3)	35,779	*
Curtis M. Stevens(5)	302,531	0.29%
Jeffrey N. Wagner(3)(5)	62,858	*
Colin D. Watson(4)	18,369	*
All current directors and executive officers as a group (13 persons)(4)(5)	991,723	0.95%

*                    Percentages under 0.1% are not shown.

(1)          Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2)          Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 6, 2007, as follows:  Mr. Cook, 41,784 shares; Mr. Dunham, 4,754 shares; Mr. Frierson, 12,614 shares; Mr. Frost, 223,134 shares; Ms. Gottung, 393 shares; Mr. Hansen, 30,012 shares; Mr. Kerr, 2,770 shares; Mr. Landgraf, 2,966 shares; Mr. McCoy, 22,054 shares; Mr. Stanton, 23,534 shares; Mr. Stevens, 191,994 shares; Mr. Wagner, 39,410 shares; Mr. Watson, 10,901 shares; and all current directors and executive officers as a group, 606,320 shares.

(3)          Includes shares held by the LP Salaried 401(k) and Profit Sharing Plan and beneficially owned as follows:  Mr. Olszewski, 37 shares; Mr. Stanton, 12,245 shares; and Mr. Wagner, 3,787 shares.

(4)          Includes restricted shares granted under the 2000 Non-Employee Director Restricted Stock Plan as to which the following directors have the power to vote:  Mr. Cook, 7,782 shares; Mr. Dunham, 7,380 shares; Mr. Frierson, 7,204 shares; Ms. Gottung, 1,568 shares; Mr. Hansen, 7,380 shares;

Mr. Landgraf, 2,608 shares; Mr. McCoy, 7,972 shares; and Mr. Watson, 3,844 shares. Mr. Watson also holds 4,072 restricted stock units and Mr. Kerr holds 2,390 restricted stock units that are not included in the amounts shown in the table because they do not presently have voting or dispositive power over the shares issuable upon vesting of the units.

(5)          Includes restricted shares issued under LP’s 1997 Incentive Stock Award Plan as restricted stock awards, as to which the following executive officers have the power to vote:  Mr. Frost, 104,740 shares; Mr. Olszewski, 7,810 shares; Mr. Stevens, 40,860 shares; and Mr. Wagner, 15,400 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the NYSE by LP’s officers, directors, and certain other “reporting persons.”  Based solely upon a review of copies of Forms 3, 4, and 5 (and amendments thereto) filed by LP’s reporting persons and written representations by such persons, to LP’s knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC’s rules governing proxy statement disclosures.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee, among other responsibilities, exercises the authority of the Board with respect to the compensation of LP’s executive officers. The Compensation Committee has reviewed the following section entitled “Discussion and Analysis of LP’s Executive Compensation Program” and has discussed its contents with members of LP’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the following section be included in this proxy statement, as well as in LP’s Annual Report on Form 10-K for the year ended December 31, 2006, through its incorporation by reference from the proxy statement.

Respectfully submitted,

Colin D. Watson, Chairman

Archie W. Dunham

Lizanne C. Gottung (beginning 2/2/2007)

Kurt M. Landgraf (until 2/1/2007)

Dustan E. McCoy

Discussion and Analysis of LP’s Executive Compensation Program

Philosophy Regarding Executive Compensation

The overall approach taken by LP’s Compensation Committee to executive compensation matters is based on its general philosophy that compensation, in the form of base salaries, annual incentives, and long-term incentives, should be competitive at the median with other manufacturing companies of a similar size, primarily in the building products industry, in order to attract, retain, and motivate executives. LP’s incentive programs provide executives with the opportunity to receive total compensation above or below median levels based on performance. Annual cash incentive awards provide for payments based on a combination of corporate performance, business unit performance, and individual performance. Annual long-term incentive awards are provided through various types of equity-based awards. The goal of these programs is to align management’s interests with those of LP’s stockholders by providing incentives that increase equity ownership and focus on long-term performance related to corporate objectives and the achievement of corporate strategies.

Program Elements

During 2006, the three principal elements of LP’s executive compensation program were base salary, annual cash incentive opportunities, and grants of equity-based awards. In addition, executive officers may participate in LP’s 2004 Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and its Supplemental Executive Retirement Plan (the “SERP”) for selected senior executives, as well as its Salaried 401(k) and Profit Sharing Plan (the “401(k) Plan”) and Retirement Account Plan available to salaried employees generally. As discussed in more detail under “Item 1—Election of Directors—Compensation Committee” beginning on page 8, the Compensation Committee has sought the advice of independent compensation consultants regarding appropriate levels of compensation for LP’s executive officers, as well as the proper allocation between cash and non-cash compensation and among various forms of non-cash compensation.

Objectives of Incentive Compensation

LP’s Management Incentive Program is intended to provide a variable pay component for LP’s executive officers, senior and mid-level managers, and other individuals making high-level contributions to the company, as well as to tie individual performance to LP’s financial success without increasing fixed costs. In addition to the overarching goals of LP’s executive compensation philosophy described above, the Management Incentive Program is designed to accomplish the following objectives:

•       Tie compensation to pre-established annual goals

•       Motivate and reward desired performance, including long-term goals

•       Position target annual cash incentives at or near the 50th percentile of the general industry and/or building products industry

•       Maintain internal pay equity

•       Facilitate stock ownership by employees

LP’s Management Incentive Program has two components:  annual cash incentive awards and long-term equity-based awards. The annual cash incentive component is governed by LP’s Annual Cash Incentive Award Plan (the “Cash Incentive Plan”), while equity-based awards are granted under its 1997 Incentive Stock Award Plan (the “Stock Award Plan”). Both plans have been in operation for approximately ten years. As explained in more detail below, awards under the Management Incentive Program are designed such that the majority of incentive pay is at risk based either on attainment of specified corporate performance goals or appreciation in the market value of LP’s Common Stock.

For years beginning in 2007, LP has adopted a policy to the effect that, if LP is required to restate its audited financial statements due to material noncompliance with any financial reporting requirement, LP will be entitled, as to each employee whose fraudulent or intentional misconduct caused or contributed to the need for the restatement, to (a) seek reimbursement of all or part of the cash incentive award paid to the employee for that year and (b) cancel all or part of any outstanding equity-based award granted to that employee in that year. This policy will apply in addition to any other rights or obligations to seek reimbursement LP has under applicable law.

Deductibility of Executive Compensation

To the extent consistent with its goal of maintaining a fair and competitive compensation package, the Compensation Committee attempts to structure LP’s executive compensation to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Under Section 162(m), the deductibility for federal income tax purposes of compensation paid to LP’s executive officers listed in the Summary Compensation Table below is generally limited to $1,000,000 per individual per year. The deductibility cap does not apply to compensation that qualifies as performance-based. Bonuses paid under the Cash Incentive Plan and certain types of equity-based awards granted under the Stock Award Plan are designed to meet the requirements of Section 162(m) for performance-based compensation. Among other requirements, payouts under the Cash Incentive Plan are subject to the achievement of specified performance goals. Grants of stock options and stock appreciation rights under the Stock Award Plan are also designed to meet the requirements of Section 162(m). However, salaries and awards of restricted stock that do not require the satisfaction of performance goals as a condition to vesting cannot qualify as performance-based compensation. The Compensation Committee believes that the mix of compensation provided to LP’s executive officers strikes the appropriate balance between providing a competitive compensation package to attract and retain top talent and motivate desired performance and seeking to maintain the tax deductibility of a significant portion of that compensation.

Benchmarking

As noted above, LP’s executive compensation program has been designed such that base salaries and target levels of annual and long-term incentives will provide compensation that is competitive at the median (50th percentile) with other manufacturing companies, primarily in the building products industry, of a similar size. In November 2005, the Compensation Committee reviewed compensation survey data provided by its then outside consultant, KPMG LLP. KPMG’s survey data was extracted from a peer group comprised of all U.S. public manufacturing companies with annual revenues between approximately $1.5 and $3.0 billion. This peer group was created at the direction of the Compensation Committee in 2002 for purposes of comparing board and executive compensation across a broad spectrum of approximately 90 diversified manufacturing companies. The survey data provided benchmark comparisons for salaries, bonuses, total cash compensation, and equity incentives as a multiple of salary for CEOs, a blended CFO/COO position, and a division head or executive vice president position. The Compensation Committee used the survey data in making decisions regarding salary increases, target annual cash incentive awards and equity-based awards in early 2006.

At its meeting in May 2006, the Compensation Committee considered information presented by its new independent outside compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook”), regarding the selection of an appropriate peer group for purposes of future analyses of survey data and decision-making regarding the levels and elements of LP’s executive compensation program. Based on Frederic Cook’s recommendations, a new, smaller peer group was selected, in part because of recent divestitures and changes in LP’s product mix. This peer group is subject to periodic review and refinement. The new peer group includes both U.S. and Canadian public companies, primarily in the building products industry, with revenues and market capitalization generally ranging from 50% to 200% of LP’s. The 14 companies selected include:

•	BlueLinx Holdings Inc.	•	Packaging Corporation of America
•	Bowater Incorporated	•	Simpson Manufacturing Co., Inc.
•	Canfor Corporation	•	Smurfit-Stone Container Corporation
•	Elkcorp	•	Temple-Inland Inc.
•	MeadWestvaco Corporation	•	Universal Forest Products, Inc.
•	Mohawk Industries, Inc.	•	Vulcan Materials Company
•	Norbord Inc.	•	West Fraser Timber Co. Ltd.

Frederic Cook will use data derived from this new peer group to benchmark competitive pay for senior executives and outside directors, to evaluate pay practices, and to assess pay-for-performance relationships. Frederic Cook also extracts size-adjusted compensation data from several independent survey sources, as well as reference points from three of LP’s competitors outside the peer group size range (International Paper Company, Weyerhaeuser Company and Trex Co., Inc.).

Although other information is also considered by the Compensation Committee in making decisions regarding executive compensation, the peer group and survey results are intended to assist in the committee’s development of an appropriate framework for sound decision making. The Compensation Committee reviewed data and analyses derived from the new peer group and survey results in connection with its deliberations in early 2007 regarding compensation for LP’s executives for the coming year.

Total Compensation Profiles

At least once a year, the Compensation Committee also reviews summaries quantifying the various elements of compensation to which LP’s executive officers are entitled under existing arrangements, including salary, bonus, and benefits, as well as the target value of equity-based awards, contributions to LP’s retirement plans, the estimated payout at retirement under the SERP, and the estimated cash amount payable upon termination following a change of control of the company. The Compensation Committee takes these summaries into consideration in its deliberations regarding proposed levels of compensation for executives, new elements of compensation, and similar issues.

Base Salaries

At its meeting in early February 2006, the Compensation Committee considered increases in annual base salary levels for LP’s executive officers. Other than a 6% increase in Jeffrey Wagner’s base salary in August 2005, executive officer base salaries had not been increased since late 2004. Effective March 1, 2006, the Compensation Committee approved increases in executive officer salaries as follows:

Name	Position	Annual Base Salary	% Increase
Richard W. Frost	Chief Executive Officer	$704,000	10%
Curtis M. Stevens	Executive Vice President, Administration, and Chief Financial Officer	$424,000	6%
Harold N. Stanton	Executive Vice President, Specialty Products and Sales	$296,400	4%
Jeffrey N. Wagner	Vice President, OSB	$238,350	5%

In connection with making its decisions regarding 2006 salary levels, the Compensation Committee reviewed and discussed input from LP’s Chief Executive Officer regarding officers other than himself, market data for similar executive positions provided by KPMG LLP the responsibilities attached to each position, actual performance by each officer, and relative salary amounts among officers. The increases for Messrs. Frost and Stanton included an adjustment to more closely align their salary levels with market rates.

In August 2006, in connection with Mr. Wagner’s promotion to the position of Executive Vice President, OSB, his base salary level was increased by 25% to $300,000. Also, in light of the planned retirement of Mr. Stanton in February 2007, Richard S. Olszewski was hired as Executive Vice President, Specialty Products, Sales and Marketing, effective September 29, 2006. The Compensation Committee approved an initial base salary of $340,000 for Mr. Olszewski, based on survey data for LP’s peer group provided by Frederic Cook.

Annual Cash Incentive Awards

The Compensation Committee, after evaluating the recommendations of management and KPMG LLP approved annual award opportunities in early 2006 under the Cash Incentive Plan. The target award opportunities for LP’s three executive officers other than Mr. Wagner were established as follows:  Mr. Frost, 75% of base salary, or $528,000; Mr. Stevens, 55% of base salary, or $233,200; and Mr. Stanton, 55% of base salary, or $163,020. In connection with Mr. Wagner’s promotion in August 2006, his target award opportunity was increased from 45% to 55% of his increased base salary level, or $165,000. Also, Mr. Olszewski was awarded a target award equal to 55% of his base salary, or $187,000, to be prorated based on his hire date of September 29, 2006.

The 2006 performance goals for each executive officer were based 60% on LP’s corporate performance as measured against target earnings per share (“EPS”) and 40% on objective individual goals. For purposes of the Cash Incentive Plan, EPS is defined as net income per share from continuing operations, after taxes, as reported in LP’s consolidated statement of income, subject to adjustment, as determined by the Compensation Committee, for the after-tax effect of (1) gains or losses on sales or impairments of long-lived assets; (2) other operating credits and charges; and (3) gains or losses due to the early extinguishment of debt.

The business criteria on which individual performance goals are based include goals related to success in developing and implementing particular objectives assigned to an individual executive. These goals, therefore, naturally vary depending upon the responsibilities of individual executives and may include, without limitation, goals related to success in developing and implementing particular business strategies and management plans or systems, completing approved capital projects and targeted asset acquisitions and divestitures, reorganizing departments, establishing business relationships, or resolving identified problems. No payout is made for individual performance unless the employee receives a performance rating of at least “meets standards” for his or her performance during the past year, meaning that the individual is a strong performer and demonstrates competency in all job requirements. Performance at this level will generally result in a payout of 85% to 105% of the individual component of the target award, while performance that exceeds expectations may result in payouts of up to 150%.

Individual goals may also include strategic and financial goals relating to an identified business unit for which an executive has responsibility. Strategic goals for a business unit may include one or a combination of objective factors related to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other specific outcomes. Financial goals for a business unit may include the degree to which the business unit achieves one or more measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures, whether expressed as absolute amounts or as ratios or percentages, which may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or business units.

No amounts are payable under either the corporate or individual components of target awards unless a minimum threshold EPS level is achieved; the minimum for 2006 was $1.00 per share. At an EPS level between $1.00 and $1.49, no payouts would have been made with respect to the corporate performance component, but only with respect to the 40% of 2006 target awards relating to achievement of individual performance goals. Beginning with a threshold level of EPS ($1.50 for 2006 awards) actual awards are prorated based on the specific EPS level achieved. For 2006 awards, this could range from 50% of the target award at the threshold level to 100% of the target award at the target level ($2.25 EPS) and 200% of the target award at the maximum ($3.00 EPS). The actual EPS level achieved by LP for 2006 was below the threshold EPS level, resulting in no award payouts for corporate performance, but above the minimum amount required for payouts for individual performance.

Mr.  Frost received a bonus under the Cash Incentive Plan in the amount of $272,448, reflecting achievement of individual performance goals at a level of 129%. These goals were divided into five categories (percentages shown in parentheses show relative weights):

•       financial (45%):  achievement of specified EBITDA from operations; execution of capital expenditure plans;

•       strategic (45%):  strategic review of each business; development of strategic plans for sales and marketing and research and technology functions; identification of acquisition targets;

•       operational (30%):  development of quality controls; achievement of safety and environmental compliance goals;

•       people (15%):  succession planning; improving LP’s reputation as an employer; and

•       personal (15%):  setting the tone for a corporate culture aligned with the highest standards of ethical conduct; building relationships and LP’s reputation with specified constituencies; serving as LP’s primary representative both internally and externally.

LP’s other four executive officers also received bonuses under the Cash Incentive Plan based on achievement of specific individual performance goals. These goals were divided into categories similar to those described above and relating to specified functional areas for Mr. Stevens and specialized business units in the case of Messrs. Olszewski, Stanton, and Wagner. The levels of achievement of individual performance goals ranged from 100% to 124%.

Equity-Based Awards

Equity-based awards under the Stock Award Plan are granted based primarily on the expected long-term contribution and performance of recipients. In November 2005, the Compensation Committee (in its capacity as the subcommittee for purposes of complying with Section 162(m) of the Internal Revenue Code and insider trading laws) determined that awards to executive officers under the Stock Award Plan to be made in early 2006 would be divided equally between grants of restricted stock and stock appreciation rights, based on the relative grant date fair values of the two types of awards.

The Compensation Committee believes that a mix of equity-based awards is essential for LP to realize the overarching objectives of its executive compensation program. LP’s primary product is oriented strand board (“OSB”), which is subject to commodity pricing pressures that also have a major influence on LP’s stock price. As a result, stock options and stock appreciation rights may have little or no immediate economic value for substantial periods of time when market prices drop below the exercise or base price of the awards, while restricted stock will normally retain a substantial amount of its value, thereby serving as a significant executive retention tool. On the other hand, stock options and stock appreciation rights have a greater sensitivity to increases in LP’s stock value, thereby aligning the interests of executives more closely with those of LP’s stockholders. In light of changes in the accounting treatment of stock options effective for 2006, the Compensation Committee decided to grant stock appreciation rights rather than continuing its past practice of granting stock options.

The total value of equity-based awards made to LP’s executive officers in February 2006 was based on a target percentage of each executive officer’s base salary at the time of grant as follows: Mr. Frost, 300%; Mr. Stevens, 180%; Mr. Stanton, 160%; and Mr. Wagner, 90%. Target values are reviewed annually based on market data for similar positions. Individual grants in 2006 were also subject to a performance adjustment factor ranging from 90% to 120% of the foregoing percentages. In August 2006, the Compensation Committee approved an increase in the target value for future equity-based grants to 160% for Mr. Wagner. Shortly after being hired in the fall of 2006, Mr. Olszewski was granted stock appreciation rights covering 15,000 shares of LP Common Stock.

In February 2006, the Compensation Committee adopted a policy that for future grants (starting with grants for 2007), the average performance adjustment factor would be capped at 105% for executive officers as a group.

Restricted stock awards made in 2006 have a vesting period of three years and are generally subject to forfeiture if the individual does not remain an employee of LP or one of its subsidiaries through the end of the applicable vesting period. Stock appreciation rights granted in 2006 have a base price equal to the market price of LP Common Stock on the date of grant and vest in three equal annual installments beginning on the first anniversary of the grant date. Upon exercise, the stock appreciation rights will be settled in shares of LP Common Stock based on the difference between the base price and the market price on the date of exercise. Additional information regarding these awards is included in the Summary Compensation Table and Grants of Plan-Based Awards table on pages 25-29.

Retirement and Other Benefits

LP’s retirement plans were designed to provide retirement benefits at a competitive level compared to other companies in the forest products industry and to serve as a significant retention tool in light of the cyclical nature of LP’s commodity business. All full-time salaried employees participate in LP’s 401(k) Plan and Retirement Account Plan. Employees who are in the top two levels of LP’s management, including executive officers, participate in LP’s Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may defer the receipt of up to 90% of base salary and annual bonuses for income tax purposes. LP pays a matching contribution of 3.5% of amounts deferred. In addition, the Deferred Compensation Plan enables executives and other highly-compensated employees to obtain benefits comparable to those available under the 401(k) and Retirement Account Plans without being subject to the limits imposed by the Internal Revenue Code on tax-qualified plans.

LP also maintains a SERP that provides supplemental retirement pension benefits to selected senior executives. The SERP benefits generally do not vest until an officer has been a participant for five years, and are reduced by the value of employer contributions under LP’s other retirement plans and the Deferred Compensation Plan, as well as a portion of a participant’s Social Security benefits.

Additional information about LP’s retirement plans is provided in connection with the Summary Compensation Table, the Pension Benefits table, and the Nonqualified Deferred Compensation table on pages 25-27 and 31-35. Personal benefits provided to LP’s executive officers are also discussed in more detail in note 6 to the Summary Compensation Table on page 27.

Executive Change of Control Arrangements

In connection with the management changes in late 2004, the Compensation Committee asked its then outside compensation consultant, KPMG LLP to review Change of Control Employment Agreements previously entered into with LP’s executive officers and to provide the Committee with an analysis of the types of benefits that would be paid under various scenarios and whether the terms of the existing agreements were consistent with current practice among U.S. manufacturing companies. After reviewing the information provided by the consultant, the Committee decided to give notice of nonrenewal to executive officers who had entered into such agreements prior to 2004, with the result that the agreements with Messrs. Frost and Stevens will expire January 28, 2008, assuming that a change of control has not occurred by that date. The Committee also approved new Change of Control Employment Agreements with Messrs. Wagner and Olszewski upon their becoming executive officers of LP on terms similar to the existing agreements and expiring on January 28, 2008.

Each agreement provides for the payment of severance compensation and other benefits if the officer’s employment is terminated for specified reasons within three years following the occurrence of a change of control of LP.  Such reasons include (a) termination by LP other than for cause and (b) termination by the officer because, among other things, he has been assigned duties inconsistent with his position, is required to move his workplace more than 25 miles, or has substantially increased travel requirements. In addition, Mr. Frost and Mr. Stevens are each entitled to receive severance compensation upon the voluntary termination of his employment for any reason during the 30-day period beginning one year after the change of control.

The Compensation Committee is continuing to consider whether to make further changes relating to LP’s compensation arrangements in the event of a change of control. The terms of the existing agreements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” beginning on page 35.

Executive Stock Ownership Guidelines

With the goal of encouraging long-term ownership of LP Common Stock by executive management, the Board of Directors, at the recommendation of the Compensation Committee, adopted guidelines for target levels of stock ownership by executive officers in early 2005. The guidelines apply to each executive officer with whom LP has entered into a Change of Control Employment Agreement. The target amount is a number of shares equal in value to the following multiples of each officer’s annual base salary:  for the chief executive officer, five times; for executive vice presidents, three times; and for vice presidents, two times. As revised in February 2007, the initial compliance date for individuals who were covered executive officers in 2005 is the date of LP’s first regular board meeting in 2011. Individuals who become covered by the guidelines or have a change in position subject to a higher target amount after 2005 have at least five years to comply. The guidelines prohibit a covered officer from engaging in certain transactions for the purpose of hedging the economic risk of his current or future ownership of shares. The guidelines do not apply to shares held for an officer’s benefit under one of LP’s tax-qualified pension or retirement plans. Restricted shares granted under the Stock Award Plan that have not yet vested count toward the ownership guidelines, but shares subject to outstanding stock options and stock appreciation rights do not.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the various elements of compensation paid to or earned by each of the executive officers named in the table for the year ended December 31, 2006. No other individual served as an executive officer of LP during 2006. Cash incentive awards paid under LP’s Annual Cash Incentive Stock Award Plan (the “Cash Incentive Plan”) are included in the “Non-Equity Incentive Plan Compensation” column, which covers non-equity awards that require the satisfaction of pre-established performance goals. No discretionary bonuses, which would be shown in the “Bonus” column, were paid to the named executive officers for 2006.

Name and	Year	Salary	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Principal Position		($)	($)	($)	($)	($)	($)	($)	($)
Richard W. Frost,	2006	$691,692	$0	$757,343	$770,454	$272,448	$961,412	$130,752	$3,584,101
Chief Executive Officer
Curtis M. Stevens,	2006	$419,385	$0	$323,325	$379,837	$115,667	$379,287	$84,076	$1,701,577
Executive Vice President, Administration, and Chief Financial Officer
Richard S. Olszewski,	2006	$73,231	$0	—	$6,097	$18,700	$3,484	$28,686	$130,198
Executive Vice President, Specialty Products, Sales and Marketing (starting September 29, 2006)
Harold N. Stanton,	2006	$294,208	$0	$157,193	$176,040	$65,208	$283,388	$63,157	$1,039,194
Executive Vice President, Specialty Products and Sales (through September 28, 2006)(1)
Jeffrey N. Wagner,	2006	$259,879	$0	$82,200	$98,735	$60,406	$197,866	$39,262	$738,348
Executive Vice President, Oriented Strand Board (OSB)

(1)          Mr. Stanton ceased to be an executive officer on September 28, 2006, but continued to be employed by LP as Special Assistant to the Chief Executive Officer until his retirement on February 28, 2007. The table reflects compensation paid to or earned by Mr. Stanton throughout 2006.

(2)          The amounts shown reflect the compensation expense recognized for financial statement reporting purposes for 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), with respect to awards of restricted stock and incentive shares (restricted stock units) under LP’s 1997 Incentive Stock Award Plan (the “Stock Award Plan”). The expense relates to awards made during 2006 as well as awards granted prior to 2006 to the extent they were not fully vested and had not been terminated prior to January 1, 2006. Assumptions used in calculating expense as required by SFAS 123R are described in Note 14 to LP’s audited financial statements included in its Annual Report on Form 10-K filed with the SEC on March 1, 2007 (the “2006 Form 10-K”), except that assumptions regarding forfeiture are ignored. Additional details regarding the terms of awards under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2006” and “Outstanding Equity Awards at December 31, 2006” beginning on page 28.

(3)          The amounts shown reflect the compensation expense recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123R with respect to grants of stock options and stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan. Such expense relates to grants made during 2006 as well as options granted prior to 2006 to the extent they were not fully vested and had not been terminated prior to January 1, 2006. Assumptions used in calculating expense as required by SFAS 123R are described in Note 14 to LP’s audited financial statements included in its 2006 Form 10-K, except that assumptions regarding forfeiture are ignored. Additional details regarding the terms of stock options and SSARs granted under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2006” and “Outstanding Equity Awards at December 31, 2006” beginning on page 28.

(4)          The amounts shown reflect the annual cash incentive awards paid in February 2007 under the Cash Incentive Plan based on 2006 performance. The terms and conditions of the awards are discussed under the heading “Annual Cash Incentive Awards” beginning on page 21.

(5)          Amounts shown in this column represent the aggregate increase in the actuarial present value of benefits under LP’s defined benefit retirement plans (the SERP and the Retirement Account Plan), based on the assumptions discussed in the table entitled “Pension Benefits for 2006” on page 31. Amounts shown for Mr. Olszewski include amounts relating to the Retirement Account Plan only, as he has not yet completed one year of service and therefore has no accumulated benefit under the SERP. Of the amount shown for Mr. Stanton, $268,624 was not vested on the date of his retirement from LP.

(6)          Amounts shown in this column represent the sum of the amounts attributable to personal benefits and other items of compensation listed in the table below. For individual items marked with an X, the incremental cost to LP or the amount paid to the named executive officer was less than $10,000. In addition to the benefits listed below, LP provides medical and dental insurance benefits and an annual matching contribution to LP’s health care Flexible Savings Account to all salaried employees on a nondiscriminatory basis.

	Richard W. Frost	Curtis M. Stevens	Richard S. Olszewski	Harold N. Stanton	Jeffrey N. Wagner
Estate Planning Services(a)	X	X		X
Financial Planning Services(b)	X	X	X	X	X
Travel Expenses(c)	X	X		X
Relocation Expenses(d)			$14,721		X
Reimbursement of Income Taxes(e)	X	X	X	X	X
Life Insurance Premiums(f)	X	X	X	X	X
Employer Contributions to Defined Contribution Plans(g)	$96,382	$50,943	X	$32,700	$25,646

(a)           Officers may obtain reimbursement for estate planning services once every five years.

(b)          Executive officers are provided with financial and tax planning consulting services each year.

(c)           During 2006, the spouses of certain executive officers accompanied them to attend a business event in Chile, in accordance with customary business practices in Chile. The spousal travel expenses were reimbursed by LP.

(d)          Executive officers are entitled to reimbursement for relocation expenses in connection with hiring or transfer on the same basis as all salaried employees.

(e)           LP reimburses executive officers for the federal and state income taxes, if any, payable on amounts included as W-2 compensation in connection with the cost of estate planning and financial planning services, reimbursement of spouse travel expenses and, for Mr. Olszewski, reimbursement of relocation expenses.

(f)             LP pays the annual group term life insurance premiums for coverage provided to each named executive officer in an amount equal to four times his annual base salary level.

(g)           LP makes discretionary annual profit sharing contributions for the account of each participant in its 401(k) Plan based on predetermined financial targets; annual matching contributions based on employee contributions into its 401(k) Plan up to a maximum of $7,700 per employee for 2006; annual matching contributions based on employee contributions into its Deferred Compensation Plan (Messrs. Frost and Olszewski only in 2006); and annual supplemental and make-up credits contributed under the Deferred Compensation Plan as follows:  Mr. Frost, $82,881; Mr. Stevens, $38,843; Mr. Olszewski, $275; Mr. Stanton, $20,600; and Mr. Wagner, $13,546. Benefits under the Deferred Compensation Plan are described in greater detail under “Nonqualified Deferred Compensation for 2006” beginning on page 34.

Grants of Plan-Based Awards for 2006

The table below provides information regarding annual cash incentive awards under the Cash Incentive Plan and grants of restricted stock and stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan to LP’s executive officers during 2006.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock
Name	Grant Date	Approval Date(1)	Threshold (2)($)	Target (2)($)	Maximum (2)($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	Stock or Units(3) (#)	Underlying Options(4) (#)	of Option Awards(5) ($/Sh)	and Option Awards(6) ($)
Richard W. Frost	2/2/2006	2/2/2006	$211,200	$528,000	$950,400
	2/2/2006	2/2/2006							40,170			$1,160,913
	2/2/2006	2/2/2006								113,950	$28.68	$1,168,545
Curtis M. Stevens	2/2/2006	2/2/2006	$93,280	$233,200	$419,760
	2/2/2006	2/2/2006							15,060			$435,234
	2/2/2006	2/2/2006								42,730	$28.68	$438,191
Richard S. Olszewski	9/29/2006	9/29/2006	$18,700	$46,750	$84,150
	10/2/2006	8/4/2006								15,000	$19.02	$74,250
Harold N. Stanton	2/2/2006	2/2/2006	$65,208	$163,020	$293,436
	2/2/2006	2/2/2006							7,150			$206,635
	2/2/2006	2/2/2006								20,300	$28.68	$208,174
Jeffrey N. Wagner	2/2/2006	2/2/2006	$52,527	$131,317	$236,371
	2/2/2006	2/2/2006							4,270			$123,403
	2/2/2006	2/2/2006								12,130	$28.68	$124,391

(1)          LP’s policy relating to equity-based grants to newly-hired employees provides that the grant date will be the first business day of the first full month of the employee’s employment. Accordingly, the Compensation Committee approved a grant of SSARs to Mr. Olszewski on August 4, 2006, with delegation to the Chair of the Compensation Committee to determine the precise number of SSARs to be granted, which determination was made on September 29, 2006, his hire date, effective October 2, 2006.

(2)          The table shows threshold, target and maximum payouts under awards made in 2006 under the Cash Incentive Plan. The threshold amount represents the amount payable assuming that the minimum threshold EPS level ($1.00) was reached and individual performance goals were achieved at the 100% level. The target amount represents a payout based on achievement of individual performance goals at the 100% level and attainment of the target EPS level ($2.25), resulting in payment of 100% of the target award for corporate performance. The maximum amount represents a payout based on achievement of individual performance goals at the 150% level and attainment of the maximum EPS level for purposes of 2006 awards ($3.00), resulting in payment of 200% of the target award for corporate performance. The actual payouts for 2006 awards under the Cash Incentive Plan are shown in the Summary Compensation Table on page 25.

(3)          Reflects awards of restricted stock under the Stock Award Plan. The restricted shares will vest on February 2, 2009, provided that the individual continues to be an employee of LP. Vesting will accelerate upon a change of control of LP. Prior to vesting, participants have voting rights and receive cash dividends at the same rate as unrestricted shares of Common Stock. In the event of a stock split or stock dividend, the participant is entitled to receive additional restricted shares.

(4)          Reflects grants of SSARs which vest in three equal annual installments beginning one year after the date of grant and expire 10 years after the date of grant. Vesting will accelerate upon a change of control of LP. Upon exercise, a participant will receive shares of Common Stock with a value equal to the difference between the base price and the market price on the date of exercise multiplied by the number of SSARs exercised.

(5)          The base price is equal to the closing sale price of the Common Stock on the NYSE on the date of grant.

(6)          The amounts shown represent the grant date fair value of the restricted stock and SSAR awards calculated in accordance with SFAS 123R. Assumptions used in calculating the grant date fair value of SSARs are described in Note 14 to LP’s audited financial statements included in its 2006 Form 10-K, except that assumptions regarding forfeiture are ignored.

Outstanding Equity Awards at December 31, 2006

The table below provides information regarding stock options, SSARs, restricted stock and incentive shares held by the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) Exercisable (#)	Number of Securities Underlying Unexercised Options(1) Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard W. Frost	22,716	—	—	$8.10	01/25/2012	87,970	$1,893,994	—	—
	72,100	—	—	$7.30	02/01/2013
	24,667	12,333	—	$21.27	01/31/2014
	26,667	53,333	—	$27.49	02/04/2015
	—	113,950	—	$28.68	02/02/2016
Curtis M. Stevens	36,000	—	—	$22.13	09/01/2007	39,360	$847,421	—	—
	25,000	—	—	$18.50	01/25/2008
	55,000	—	—	$19.13	02/12/2009
	2,750	—	—	$11.35	02/03/2011
	26,000	13,000	—	$21.27	01/31/2014
	10,000	20,000	—	$27.49	02/04/2015
	—	42,730	—	$28.68	02/02/2016
Richard S. Olszewski	—	15,000	—	$19.02	10/02/2016	—	—	—	—
Harold N. Stanton	—	4,100	—	$21.27	01/31/2014	19,210	$413,591	—	—
	6,334	12,666	—	$27.49	02/04/2015
	—	20,300	—	$28.68	02/02/2016
Jeffrey N. Wagner	7,066	—	—	$8.10	01/25/2012	10,445	$224,881	—	—
	14,400	—	—	$7.30	02/01/2013
	5,667	2,833	—	$21.27	01/31/2014
	2,700	5,400	—	$27.49	02/04/2015
	—	12,130	—	$28.68	02/02/2016

(1)          Reflects grants of stock options (with expiration dates in 2015 and earlier) and SSARs (with expiration dates in 2016). Options and SSARs vest in three equal annual installments beginning on the first anniversary of the grant date and have a 10-year term.

(2)          Unvested awards of restricted stock and incentive shares held by LP’s executive officers at December 31, 2006 vest on the dates shown below:

	2/5/2008	1/31/2009*	2/2/2009
Mr. Frost	38,300	9,500	40,170
Mr. Stevens	14,300	10,000	15,060
Mr. Stanton	9,100	2,960	7,150
Mr. Wagner	3,900	2,275	4,270

*                    These incentive shares provide for accelerated vesting if the Common Stock trades at or above $29.78 per share for five consecutive days prior to January 31, 2008, in which case the incentive shares will vest on that date.

(3)          Based on the closing sale price of the Common Stock on the NYSE on December 29, 2006, $21.53 per share.

Option Exercises and Stock Vested During 2006

The following table provides information regarding exercise of stock options and vesting of incentive shares with respect to LP’s executive officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard W. Frost	—	—	1,836	$36,380
Curtis M. Stevens	38,650	$803,827	1,836	$36,380
Richard S. Olszewski	—	—	—	—
Harold N. Stanton	56,416	$924,137	—	—
Jeffrey N. Wagner	—	—	—	—

Pension Benefits for 2006

The following table shows the present value of accumulated benefits for each of the named executive officers under LP’s Supplemental Executive Retirement Plan (the “SERP”) and LP’s Retirement Account Plan, in each case assuming retirement by the executive at age 62. Amounts shown in the table were calculated as of an October 31, 2006 measurement date consistent with LP’s financial statements and using the same long-term rate of return, discount rate, rate of compensation increase, and mortality rate assumptions used in the financial statements. See Note 13 to LP’s audited financial statements included in its 2006 Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During 2006 ($)
Richard W. Frost	Retirement Account Plan	11	$81,135	N/A
	SERP	11	$2,344,083	N/A
Curtis M. Stevens	Retirement Account Plan	9	$81,694	N/A
	SERP	9	$1,327,033	N/A
Richard S. Olszewski	Retirement Account Plan	0	$3,484	N/A
	SERP	0	$0	N/A
Harold N. Stanton	Retirement Account Plan	9	$81,229	N/A
	SERP	9	$844,648	N/A
Jeffrey N. Wagner	Retirement Account Plan	26	$77,364	N/A
	SERP	26	$813,855	N/A

(1)          This column includes amounts to which the named executive officers may not currently be entitled. At December 31, 2006, only Messrs. Frost and Stevens were vested in their benefits under the SERP. Also at that date, all named executive officers except Mr. Olszewski were vested in their benefits under the Retirement Account Plan. Mr. Stanton retired on February 28, 2007, and accordingly, will not receive benefits under the SERP.

Supplemental Executive Retirement Plan

The SERP is a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by LP’s Chief Executive Officer and a committee designated to administer the SERP. With the approval of the Compensation Committee, each of LP’s current executive officers participates in the SERP. Key features of the SERP include:

•       Vesting.   Participants are fully vested in their SERP benefits after participating in the SERP for five years. Vesting is accelerated in the event of the participant’s death or disability or a change of control of LP.

•       Retirement Age.   The normal retirement age under the SERP is 62.

•       Annual Benefits.   The annual benefit payable under the SERP to a participant who retires at the normal retirement age is equal to:

50% of the executive’s final average compensation

multiplied by

a fraction equal to:  years of credited service (up to a maximum of 15) / 15

             For example, if a participant had final average compensation of $500,000 with ten years of credited service, his or her annual benefit (subject to reductions for other retirement benefits as described below) would be $166,667 calculated as:  $500,000 x .50 x (10/15).

•       Years of Credited Service.   Years of credited service under the SERP are equal to the participant’s years of service credited under the Retirement Account Plan discussed below. If a participant’s employment is involuntarily terminated within 36 months after a change of control of LP, he or she is credited with two additional years of service.

•       Final Average Compensation.   Final average compensation on an annual basis is equal to a participant’s compensation during the 60 consecutive months out of the last 120 months of employment in which the participant’s compensation was highest, divided by five. Compensation for this purpose includes base salary plus annual bonus paid to a participant or deferred under the Deferred Compensation Plan (described below), but excludes all other benefits. If a participant’s employment is involuntarily terminated within 36 months after a change of control of LP, benefits under the SERP will be calculated based on the participant’s base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

•       Early Retirement Provisions.   Retirement benefits under the SERP are subject to reduction in the event of retirement before age 62. When a participant retires prior to age 55, his annual benefit as described above is reduced by a fraction equal to his actual credited years of service over the number of years of credited service the participant would have had at age 62. If a participant retires between age 55 and age 61, the amount of the reduction to his annual benefit as described above depends on whether the committee administering the plan approves the retirement. If the participant’s early retirement is approved by the committee, his annual benefit is reduced by 3% for each year prior to age 62. If the committee does not approve the participant’s early retirement, his benefit is reduced by 5% for each year prior to age 62 and is further reduced by a fraction equal to the participant’s actual years of credited service over the years of credited service the participant would have had at age 62. Involuntary termination of a participant’s employment within 36 months of a change of control is treated as an early retirement with committee approval, regardless of the participant’s age.

•       Reductions for Other Retirement Benefits.   The annual benefits payable under the SERP are reduced by an amount equal to the sum of (1) 50% of the participant’s primary Social Security benefit determined at age 62 and (2) the value of employer contributions under LP’s other retirement plans and the Deferred Compensation Plan.

•       Disability Benefit.   If a participant is unable to continue employment due to a disability, his benefit is calculated in the same manner as if he retired at age 62, and he receives credit for years of service during the disability.

•       Form of Payment.   The normal form of payment under the SERP is a single lump sum payment that is actuarially equivalent to a life annuity payable monthly in the amount of the monthly SERP benefit. Other forms of payment available under the SERP must also be actuarially equivalent to a life annuity payable monthly. All of the named executive officers have elected a lump sum payment.

If the participant retires at age 62 or later, payments commence six months after retirement. If the participant retires prior to age 62, payments commence as of a date specified in advance by the participant but not earlier than age 62.

Of the executive officers included in the pension benefits table above, Messrs. Frost and Stevens are currently vested in their benefits under the SERP. As of December 31, 2006, Mr. Frost was age 55 and Mr. Stevens was age 54. Accordingly, if they had retired as of that date, their benefits would have been subject to reduction as described under “Early Retirement Provisions” above.

Retirement Account Plan.

Executive officers and other salaried employees of LP are eligible to participate in LP’s Retirement Account Plan. The Retirement Account Plan is a cash balance plan pursuant to which LP makes an annual contribution credit to an account for each participating employee. Key features of the Retirement Account Plan include:

•       Amount of Annual Contribution.   The annual contribution credit is equal to 5% of compensation (with certain exclusions) up to a maximum earnings limit imposed by the federal tax laws. The maximum annual contribution credit for 2007 is $11,250.

•       Interest.   Interest is credited daily on the cash balance in each participant’s account based on the U.S. Treasury bond rate for November of the prior year.

•       Vesting.   Contributions under the Retirement Account Plan generally vest after five years of service (of at least 1,000 hours per year) to LP. Once vested, a participant is entitled to the amounts in his account when he leaves LP.

•       Form of Payment.   Payment from the Retirement Account Plan may be made as an annuity payable over the lifetime of the participant, in a lump sum, or pursuant to other arrangements.

•       Other.   The Retirement Account Plan does not provide for an offset for Social Security benefits.

Nonqualified Deferred Compensation for 2006

The following table summarizes information regarding participation by the named executive officers in LP’s 2004 Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).

Name	Executive Contributions in 2006(1) ($)	Registrant Contributions in 2006(2) ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2006(3) ($)
Richard W. Frost	$40,025	$84,282	$13,526	$0	$243,664
Curtis M. Stevens	$0	$38,843	$3,150	$0	$121,988
Richard S. Olszewski	$3,923	$412	$0	$0	$4,276
Harold N. Stanton	$0	$20,600	$6,453	$0	$76,154
Jeffrey N. Wagner	$0	$13,546	$2,079	$0	$74,233

(1)          Amounts shown in this column are also included in salary in the Summary Compensation Table above.

(2)          Amounts shown for Messrs. Frost and Olszewski include matching contributions by LP equal to 3.5% of the employee contributions and annual supplemental and make-up credits (discussed in the description of the Deferred Compensation Plan below).  For Messrs. Stevens, Stanton, and Wagner, amounts shown represent annual supplemental and make-up credits.

(3)          Reflects employee contributions that were reported as salary in the Summary Compensation Table for years prior to 2006 as follows:  for Mr. Stanton, $1,644 in 2005 and $8,221 in 2004; and for Mr. Wagner, $28,798 in 2005 and $8,269 in 2004.

All employees who are in LP’s top two levels of management and participate in its Retirement Account Plan and the profit sharing component of the 401(k) Plan are automatically participants in the Deferred Compensation Plan. Key features of the Deferred Compensation Plan include:

•       Deferrals.   The Deferred Compensation Plan permits deferrals of up to 90% of a participant’s base salary and annual bonuses.

•       Matching Contributions by LP.   LP makes matching contributions equal to 3.5% of a participating employee’s deferral amounts.

•       Supplemental Credit.   LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s Retirement Account Plan and the profit sharing component of its 401(k) Plan if limits imposed under the Internal Revenue Code did not apply.

•       Make-up Credit.   LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s Retirement Account Plan and the profit sharing component of its 401(k) Plan had the participant not deferred compensation.

•       Vesting.   Participants are immediately vested in credits for their contributions and related earnings. Participants are generally vested in their rights to LP’s matching contributions and related earnings after two years of service to LP and are generally vested in their rights to supplemental and make-up credits and related earnings in accordance with the vesting schedule of the Retirement Account Plan and profit sharing component of the 401(k) Plan. Participants will also become vested in LP’s matching contributions, supplemental credits, and make-up credits upon reaching age 65 or immediately upon death, disability, or termination within 24 months following a change of control of LP.

•       Form of Payment.   If a participant’s employment with LP is terminated for any reason, the participant is entitled to receive his vested plan account balances, either in a lump sum or in the form of an annuity over a period of up to 15 years as designated by the participant, in accordance with the terms and conditions set forth in the plan. Participants may also receive distributions prior to termination in the event of emergencies or as otherwise specified in the plan.

•       Earnings on Account Balances.   Amounts credited to participants’ accounts are adjusted to reflect amounts of income, gain or loss as if the amounts held in such accounts had been invested in investment funds designated under the Deferred Compensation Plan and selected by the participants. The following table shows investment choices for the Deferred Compensation Plan available during 2006 and annualized returns for each investment choice for 2006:

Fund	Performance
Batterymarch U. S. Small Cap Equity	10.31%
Julius Baer International Equity	31.75%
T. Rowe Price Balanced Fund	13.73%
T. Rowe Price Equity Income Fund	19.14%
T. Rowe Price Equity Index 500 Fund	15.41%
T. Rowe Price Growth Stock Fund	14.05%
T. Rowe Price Mid-Cap Growth Fund	6.79%
T. Rowe Price Mid-Cap Value Fund	20.24%
PIMCO Total Return Fund	3.99%
T. Rowe Price Stable Value Fund	4.19%

Potential Payments Upon Termination or Change of Control

LP has not entered into employment agreements with its executive officers, except in connection with a change of control of LP. Therefore, its executive officers are not generally entitled to severance benefits upon termination of employment in the absence of a change of control. A description of payments and benefits to be provided to LP’s executive officers under various circumstances involving termination of employment and/or a change of control follows.

Payments and Benefits Upon Termination Prior to Change of Control

Upon termination of an executive officer’s employment for any reason prior to a change of control of LP, he is entitled to receive amounts earned while employed, as follows:

•       Payment of base salary through the date of termination;

•       Payment of any compensation the payment of which was deferred, with accrued interest or earnings thereon, including under the Deferred Compensation Plan (see “Nonqualified Deferred Compensation for 2006” on page 34); and

•       Other benefits required to be paid under the terms of any other plan, program or arrangement maintained by LP.

The amounts listed above are referred to as “accrued obligations.”

If an executive’s employment is terminated for any reason, he will also be entitled to accrued vacation pay through the date of termination. Accrued vacation pay for LP’s current executive officers at December 31, 2006, was as follows:  Mr. Frost, $67,692; Mr. Stevens, $40,769; Mr. Olszewski, $26,154; and Mr. Wagner, $28,846.

Retirement benefits payable under LP’s Retirement Account Plan and SERP are described under “Pension Benefits for 2006” on pages 31-33. Benefits received by executives following termination of employment under the Deferred Compensation Plan are described under “Nonqualified Deferred Compensation for 2006” on page 34. If an executive officer dies, retires with the approval of the Chief Executive Officer at age 60 or older, or his employment is terminated due to disability prior to year end, a pro rata share of his target award under the Cash Incentive Plan will be paid based on the date of termination. Upon termination of employment due to death or disability, all awards of restricted stock or restricted stock units (incentive shares) will become fully vested (see “Value of Unvested Shares” column on page 39), but any stock options or SSARs that were not exercisable on the date of termination will be cancelled. Vesting of equity-based awards is not accelerated upon termination for any other reason in the absence of a change of control.

Mr. Stanton retired from LP effective February 28, 2007, and was paid salary and accrued vacation pay through that date. He is eligible for COBRA benefits on a self-pay basis in accordance with policies generally applicable to all salaried employees. Mr. Stanton is entitled to continue receiving certain financial planning services through 2006 income tax preparation. His retirement benefits under the Retirement Account Plan are shown in the table under “Pension Benefits for 2006” on page 31; he was not vested in the SERP as of his date of retirement. His aggregate balance under the Deferred Compensation Plan at December 31, 2006, is shown in the table under “Nonqualified Deferred Compensation for 2006” on page 34. Effective February 28, 2007, Mr. Stanton entered into an agreement with LP under which he may be requested to perform consulting services for a period of four years. He would receive compensation for such services in the amount of $185 per hour up to a maximum of $1,850 per day. As consideration for entering into the agreement, Mr. Stanton received a single cash payment of $2,500 and was permitted to keep the computer he used while an LP employee at an approximate incremental cost (including software license fees) of $630.

Change of Control Employment Agreements

LP has entered into Change of Control Employment Agreements with each of its four current executive officers. A similar agreement between LP and Mr. Stanton terminated upon his retirement in February 2007. The agreements provide for compensation and benefits following a change of control of LP, including severance payments and benefits in the event the executive officer’s employment is terminated.

Term.   The agreements will terminate on January 28, 2008. If a change of control of LP occurs prior to that date, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs. This three-year period is referred to as the “change of control period.”

Definition of Certain Terms.   Brief summaries of the definitions of certain terms used in the agreements are set forth below.

“Change of control” means:

•       The acquisition by a person or group of beneficial ownership of 20% of LP’s outstanding Common Stock or voting securities, with certain exceptions;

•       A change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated);

•       Completion of a reorganization, merger, consolidation or sale of substantially all the assets of LP, with certain exceptions; or

•       Approval by LP’s stockholders of a complete liquidation or dissolution of LP.

“Cause” means one of the following actions, as determined by the vote of at least 75% of the directors:

•       The willful and continued failure of the executive to substantially perform his or her duties after delivery of a written demand for substantial performance; or

•       The willful engaging by the executive in illegal conduct or gross misconduct that materially harms LP.

“Good reason” for purposes of an executive’s termination of his employment with LP means:

•       The assignment of duties inconsistent with his position or any other action by LP that diminishes the status or authority of his position;

•       Any failure by LP to comply with the compensation provisions of the agreement;

•       Transfer of the executive to a location more than 25 miles from the present location;

•       Any purported termination by LP of his employment otherwise than as expressly permitted by the agreement; or

•       With respect to Messrs. Frost and Stevens, termination of his employment voluntarily for any reason during the 30-day period beginning one year after the change of control occurs.

Payments and Benefits While Employed Following Change of Control

During the change of control period and for so long as a covered executive remains employed by LP (or its successor), he is entitled to:

•       Receive an annual base salary in an amount at least equal to 12 times his highest monthly base salary paid during the 12 months immediately preceding the change of control;

•       Be paid an annual cash bonus in an amount at least equal to the executive’s target bonus for the year in which the change of control occurs; and

•       Participate in all incentive savings and retirement plans, welfare benefit programs, fringe benefits and paid vacation available to other peer executives on at least as favorable terms as those in place during the 120-day period immediately preceding the change of control.

In addition, all outstanding equity-based awards held by LP’s executive officers, including stock options, SSARs, restricted stock, and restricted stock units, will become vested or exercisable in full upon a change of control of LP. Also, under the SERP, each executive officer will be fully vested in all benefits whether or not he otherwise has five years of participation. See “Pension Benefits for 2006” on pages 31-33. All agreements covering outstanding equity awards and the SERP provide for reimbursement, on an after-tax basis, for any excise tax imposed under the Internal Revenue Code on “excess parachute payments” that is directly attributable to the acceleration of vesting or exercisability, plus any related federal, state and local income taxes.

The annual base salary levels and target bonuses for LP’s current executive officers during 2006 are disclosed under “Executive Compensation—Discussion and Analysis of LP’s Executive Compensation Program” on pages 18-20. Information regarding benefits provided to LP’s executive officers in addition to salary and cash incentive payments during 2006 appears in the Summary Compensation Table on pages 25-27. If a change of control of LP had occurred on December 31, 2006, these salary and bonus levels and benefits would represent the minimum amounts that would have been payable to LP’s executive officers in each of 2007, 2008 and 2009, unless their employment was terminated during that three-year period.

Payments and Benefits Upon Termination Following Change of Control

The severance compensation and benefits payable under the Change of Control Employment Agreements upon the termination of an executive officer’s employment vary depending on the reason for termination, as described below.

Cause.   Upon termination of an executive officer by LP for cause during a change of control period, the officer will be entitled to payment or satisfaction by LP of all accrued obligations. He will be entitled to no other severance or benefits.

Voluntary Termination Without Good Reason.   If an executive officer voluntarily terminates his employment other than for good reason during a change of control period, he will be entitled to payment or satisfaction by LP of all accrued obligations, plus accrued vacation pay.

Death or Disability.   If an executive officer dies or his employment is terminated due to disability during a change of control period, the officer or his legal representative will be entitled to payment of all accrued obligations, accrued vacation pay, and a pro rata amount of the officer’s target bonus at the level for the year in which the change of control occurred, based on the number of days in the year prior to death or termination.

Good Reason; Other than for Cause, Death or Disability.   If, during a change of control period, an executive’s employment with LP is terminated by LP (other than for cause, death or disability) or by the executive for good reason, he will be entitled to receive the following amounts in a lump-sum payment within 30 days:

•       His full base salary through the date of termination (at a monthly rate at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of his target bonus for the fiscal year in which the change of control occurred;

•       An amount equal to three times the sum of (x) his annual base salary at such rate plus (y) his target bonus amount; and

•       The difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if his employment continued for an additional three years and the actual vested benefit, if any, at the date of termination.

The Change of Control Employment Agreements also provide for reimbursement of fees for outplacement services and for the continuation of health, disability and life insurance benefits for three years. An executive officer is also entitled to reimbursement for any excise tax imposed on benefits that constitute excess parachute payments, plus any related federal, state and local income taxes, subject to a “cut back” provision providing for a reduction in payments under the Change of Control Employment Agreements if the amount that would be treated as excess parachute payments is not greater than 110% of the maximum amount that could be paid to the executive without imposition of any excise tax.

In addition to benefits under the Change of Control Employment Agreements, the SERP and the Deferred Compensation Plan provide for acceleration of or increases to certain benefits in the event an executive is terminated following a change of control, as described under “Pension Benefits for 2006” on pages 33-33 and “Nonqualified Deferred Compensation for 2006” on pages 34-35.

Potential Pay-Outs to Current Executive Officers

The following table shows potential pay-outs assuming that the employment of a current executive officer was terminated following a change of control of LP, either by LP for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on the last business day of 2006.

Name	Lump Sum Cash Severance Payment(1)	Increase in Present Value of Accumulated Retirement Benefits(2)	Welfare Benefits(3)	Other Benefits(4)	Value of Unvested Shares(5)	Value of Unvested Stock Options(6)	Estimated Excise Tax and Gross-Up Payments(7)
Richard W. Frost	$3,696,000	$3,748,431	$60,510	$56,020	$1,893,994	$3,207	$4,865,319
Curtis M. Stevens	$1,971,600	$1,442,175	$38,091	$56,020	$847,421	$3,380	$0
Richard S. Olszewski	$1,581,000	$122,263	$47,550	$59,520	$—	$37,650	$1,085,250
Jeffrey N. Wagner	$1,395,000	$605,933	$42,669	$56,020	$224,881	$737	$1,100,831

(1)          Represents three times the annual base salary level and target bonus under the Cash Incentive Plan for 2006.

(2)          Based on the inclusion of two additional years of credited service and the use of final compensation (2006 base salary plus the average of annual cash incentive bonuses paid in 2004, 2005, and 2006) under the SERP.

(3)          Represents the estimated cost of continuing health, disability and life insurance coverage and other welfare benefits to the executive and his family at the same level as in place at December 31, 2006, for a three-year period.

(4)          Includes financial and tax planning services at an estimated annual cost of $14,340 for three years, outplacement services valued at $13,000, and estate planning services to which Mr. Olszewski is entitled valued at $3,500.

(5)          Represents the market value on December 29, 2006, of awards of restricted stock and incentive shares that were not vested on that date. See “Outstanding Equity Awards at December 31, 2006” on page 29 for additional information.

(6)          Represents the value of in-the-money stock options that had not vested on December 29, 2006, based on the difference between the closing sale price of the Common Stock on the NYSE on that date, $21.53 per share, and the per share exercise price. See “Outstanding Equity Awards at December 31, 2006” on page 29 for additional information.

(7)          Represents the estimated amount required to be reimbursed under the Change of Control Employment Agreements for excise taxes imposed on benefits deemed to be excess parachute payments plus any related federal, state and local income taxes.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2006, regarding shares of Common Stock that may be issued under LP’s existing equity compensation plans and arrangements. At that date, LP did not have any plans or arrangements not submitted to stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by stockholders(1)	2,443,778	$21.37	6,516,497
Equity compensation plans or arrangements not approved by stockholders	0	N/A	0
Total	2,443,778		6,516,497

(1)          Equity compensation plans under which awards are currently outstanding and that were approved by LP’s stockholders include the 1997 Incentive Stock Award Plan, the 1992 Non-Employee Director Stock Option Plan, and the 2000 Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”). The number of shares shown in column (a) as shares subject to outstanding awards include 309,719 shares subject to awards of restricted shares or restricted stock units (including incentive shares) outstanding on December 31, 2006. See “Outstanding Equity Awards at December 31, 2006” on page 29 and “Director Compensation for 2006” on page 41 for additional information regarding the vesting of outstanding incentive and restricted share awards. These shares are not included in the calculation of weighted-average exercise price in column (b) because the price at the vesting date could not be determined as of December 31, 2006. The Stock Award Plan also authorizes the grant of restricted stock awards with such terms and conditions as the Compensation Committee deems appropriate, including provisions that such awards will be forfeited upon termination of a participant’s employment for specified reasons within a specified period of time or upon other conditions set forth in the award agreement. Of the shares shown in column (c), 3,625,560 shares were available for grant at December 31, 2006, as restricted shares or units under the Stock Award Plan, although such shares could also be granted as options, stock appreciation rights, or other rights to acquire Common Stock. Also, 107,212 shares were available for future awards to non-employee directors under the Restricted Stock Plan.

DIRECTOR COMPENSATION FOR 2006

The following table summarizes compensation paid to LP’s outside directors for services during 2006.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
E. Gary Cook	$178,000	$24,980	$29,951	—	—	—	$232,931
Archie W. Dunham	$79,250	$23,414	$32,257	—	—	—	$134,921
Daniel K. Frierson	$52,500	$19,491	$42,231	—	—	—	$114,222
Lizanne C. Gottung	$3,500	$960	$1,908	—	—	—	$6,368
Paul W. Hansen	$57,250	$23,414	$47,230	—	—	—	$127,894
John C. Kerr	$42,240	$10,200	$19,945	—	—	—	$72,386
Kurt M. Landgraf	$69,250	$9,119	$18,224	—	—	—	$96,594
Dustan E. McCoy	$62,000	$21,104	$36,684	—	—	—	$119,788
Colin D. Watson	$76,750	$25,565	$29,951	—	—	—	$132,266

(1)          Each director of LP who is not an employee of LP or any of its subsidiaries, other than the Chairman of the Board, receives an annual retainer of $35,000. The Chairman of the Audit Committee receives an additional annual retainer of $10,000, while the Chairman of the Compensation Committee receives an additional annual retainer of $7,500. The Chairman of each other Board committee receives an additional annual retainer of $5,000 except the Chairman of the Board, who receives an annual retainer of $150,000 for service on the Board and Board committees. All outside directors also receive $1,750 for each Board meeting attended and $1,500 for each committee meeting attended, including telephone conference meetings. All fees are paid on a quarterly basis.

(2)          The amounts shown reflect the compensation expense recognized for financial reporting purposes for 2006 in accordance with SFAS 123R with respect to awards of restricted stock and restricted stock units under LP’s 2000 Non-Employee Director Restricted Stock Plan. The plan provides for annual grants of restricted shares of Common Stock or restricted stock units with a market value on the grant date of $30,000 (which equals the grant date fair value of such awards) to each non-employee director of LP. The restricted shares or units vest in full on the earliest to occur of five years following the grant date, upon the director’s death, disability or retirement (as defined), or a change of control of LP. If the director ceases to be a director before the restrictions lapse, the restricted shares are forfeited. Prior to vesting, the director has the right to vote the restricted shares and to receive cash dividends, if any. Restricted stock units do not carry voting rights, but additional restricted stock units will be credited to each holder of units with a value equal to the amount of any cash dividends payable prior to vesting on an equal number of shares of Common Stock. At December 31, 2006, LP’s outside directors held shares of restricted stock or restricted stock units as follows:  Mr. Cook, 7,782 shares; Mr. Dunham, 7,380 shares; Mr. Frierson, 5,899 shares; Ms. Gottung, 1,568 shares; Mr. Hansen, 7,380 shares; Mr. Kerr, 2,390 units; Mr. Landgraf, 2,680 shares; Mr. McCoy, 7,972 shares; and Mr. Watson, 3,844 shares and 4,072 units.

(3)          The amounts shown reflect the compensation expense recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123R with respect to grants of nonqualified stock options under LP’s 1992 Non-Employee Director Stock Option Plan. The plan provides for the automatic grant each year (with certain exceptions) of options to purchase shares of Common Stock to non-employee directors on the anniversary date of that director’s most recent prior grant. Each option granted under the Plan entitles the holder to purchase that number of shares of Common Stock such that the award has an option value of $30,000 on the date of grant at an exercise price equal to 100% of the fair market value (as defined) of a share of Common Stock on the date of grant. The option value of $30,000 is equal to the grant date fair value of the options calculated in accordance with SFAS 123R. Assumptions used in calculating the grant date fair value are described in Note 14 to LP’s audited financial statements included in its 2006 Form 10-K, except that assumptions regarding forfeiture are ignored. Each option becomes exercisable as to 10% of the shares covered by the option every three months following the date of grant until vested in full. Options become immediately exercisable in full upon the death of the holder or upon the occurrence of a change of control of LP. To the extent not fully vested, an option will become exercisable in full upon the director’s retirement as of the first annual meeting of stockholders after the director attains age 70. Each option expires 10 years after the date of grant, subject to earlier termination if the holder ceases to be a member of the Board of Directors. At December 31, 2006, LP’s outside directors held stock options as follows:  Mr. Cook, 44,942 shares; Mr. Dunham, 8,788 shares; Mr. Frierson, 13,588 shares; Ms. Gottung, 3,928 shares; Mr. Hansen, 31,999 shares; Mr. Kerr, 5,294 shares; Mr. Landgraf, 6,139 shares; Mr. McCoy, 27,090 shares; and Mr. Watson, 14,890 shares.

RELATED PERSON TRANSACTIONS

LP has adopted a policy requiring review by the Board of potential conflicts of interest, including transactions between LP and certain related persons. A written copy of the policy is available on LP’s website at www.lpcorp.com by clicking on “About LP,” then “Investor Relations,” then “Corporate Governance.”

Under the policy, a conflict of interest means any situation in which the personal interests of an employee, officer, or director are potentially in conflict with the interests of LP. The policy applies to all transactions between LP and business entities affiliated with LP’s officers and directors.

The policy requires potential conflicts of interest involving a member of the Board or LP’s Chief Executive Officer to be reviewed by the full Board. The policy requires potential conflicts of interest involving an executive officer (other than the Chief Executive Officer) to be reviewed by the full Board and the Chief Executive Officer. Upon review of the conflict of interest, the Board or Chief Executive Officer, as applicable, is required to determine whether the transaction or relationship may proceed. Both disclosure of the potential conflict by the interested party and the results of any review by the Board or Chief Executive Officer are required to be communicated in writing. Approval of any transaction or relationship may be conditioned on implementation of safeguards, controls, or limitations on the individual’s involvement in the transaction or relationship. Ongoing conflicts are reviewed under the policy annually.

In addition, the Audit Committee’s charter provides that it will, on an annual basis and at such other times as may be requested by the Board, review completed and proposed transactions between LP and any current or former director or executive officer of LP (including transactions involving family members or affiliates of directors or executive officers). The purpose of the Audit Committee’s review is to help the Board determine if directors are independent, identify potential conflicts of interest, and identify related person transactions required to be disclosed in LP’s proxy materials under applicable SEC disclosure requirements. Each of the transactions described under “Item 1—Election of Directors” on pages 2-4 were reviewed by the Audit Committee in February 2007 and were determined not to require disclosure in this proxy statement and not to affect the independence of any of LP’s outside directors.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of LP in 2008, and who wishes to have the proposal included in LP’s proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of LP no later than November 24, 2007. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations in order to be eligible for inclusion in the proxy materials for that meeting.

LP’s bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of next year’s annual meeting, this notice must be received by LP no later than February 7, 2008. Such notice must include the information required by the SEC’s rules for stockholder proposals presented for inclusion in LP’s proxy materials. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

GENERAL

The cost of soliciting proxies will be borne by LP. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of LP, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, or e-mail.

LP will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material. LP has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $11,500 plus reimbursement for certain expenses.

VOTE BY MAIL
LOUISIANA-PACIFIC CORPORATION 414 UNION STREET, SUITE 2000 NASHVILLE, TN 37219	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Louisiana-Pacific Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
Annual Meeting Admission Ticket

2007 Annual Meeting of

Louisiana-Pacific Corporation Stockholders

May 3, 2007, 1:00 p.m. Local Time

The Hermitage Hotel

231 Sixth Avenue North

Nashville, Tennessee

Upon arrival, please present this

Admission Ticket and photo identification

at the registration desk.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LPCOR1	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY

LOUISIANA-PACIFIC CORPORATION
1. Election of Three Class I Directors - The Board of Directors recommends a vote FOR
the listed nominees. 01 - Lizanne C. Gottung 02 - Dustan E. McCoy 03 - Colin D. Watson			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			0	0	0

2. Proposal 2 - The Board of Directors recommends a vote FOR the following proposal. Ratification of the selection of Deloitte &Touche LLP as LP's independent auditors for 2007.						For	Against	Abstain
						0	0	0

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.

If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

Authorized Signatures - Sign Below - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name appears hereon. If signing for an estate, trust, or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign.

Other Issues

For address changes and/or comments, please check this box and write them on the back where indicated.				0

Please indicate if you plan to attend this meeting.		0	0

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Annual Meeting of Stockholders

LOUISIANA-PACIFIC CORPORATION
MAY 3, 2007

Admission Ticket

The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 1:00 p.m. on May 3, 2007, at The Hermitage Hotel, 231 Sixth Avenue North, Nashville, Tennessee. Public transportation to the hotel is available from the airport, and there is ample public parking in the vicinity of the hotel.

Your voted proxy card should be detached and returned as soon as possible in the enclosed postpaid envelope.  If you plan to attend the Annual Meeting, please retain this Admission Ticket and, on May 3, 2007, present it to the LP representative for admission to the meeting.

Anton C. Kirchhof

Secretary

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LOUISIANA-PACIFIC CORPORATION

Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting May 3, 2007

The undersigned hereby constitutes and appoints Archie W. Dunham, Daniel K. Frierson and Richard W. Frost, and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation (“LP”), which the undersigned may be entitled to vote at the Annual Meeting of LP stockholders to be held May 3, 2007, or at any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.  You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.  By signing on the reverse, you acknowledge receipt of the 2007 Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and revoke all proxies heretofore given by you to vote at said meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)